                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No. 33-74868
     As Filed with the Securities and Exchange Commission on March 2, 1999
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             _____________________

                        POST EFFECTIVE AMENDMENT NO. 5
                                      TO
                                   FORM S-1

                            Registration Statement
                                     Under
                          THE SECURITIES ACT OF 1933
                        ------------------------------

                                H.D. VEST, INC.
              (Exact name of registrant as specified in charter)

          Texas                          6210                  75-2154244
          -----                          ----                  ----------
(State or other jurisdiction     (Standard Industrial         (IRS Employer
       of organization)         Classification Code No.)  Identification Number)

                         6333 North State Highway 161
                                 Fourth Floor
                             Irving, Texas  75038
   (Address of principal executive offices and principal place of business)

       Registrant's telephone number, including area code (972) 870-6000

                            HERB D. VEST, CHAIRMAN
                                H.D. VEST, INC.
                         6333 North State Highway 161
                                 Fourth Floor
                             Irving, Texas  75038
                                (972) 870-6000
                    (Name and address of agent for service)

                         Copies of communications to:

                                Curtis Swinson
                        Malouf Lynch Jackson & Swinson
                          A Professional Corporation
                           700 Preston Commons West
                               8117 Preston Road
                           Dallas, Texas 75225-6306
  Approximate date of commencement of proposed sale to public:  May 8, 1995

                        Calculation of Registration Fee
================================================================================

Title of Each Class of     Amount to be      Proposed Maximum         Proposed Maximum        Amount of
Securities to be           Registered        Offering Price Per       Aggregate Offering      Registration Fee
Registered                                   Unit                     Price (2)
--------------------------------------------------------------------------------------------------------------
Units consisting of:
Cash Equivalents               $7,000,000            100%                $7,000,000(1)            $2,413.80
--------------------------------------------------------------------------------------------------------------
TOTAL                          $7,000,000            100%                $7,000,000               $2,413.80

================================================================================

(1) H.D. Vest, Inc. estimates for the purposes of calculating the registration fee that its Representatives will acquire through deferral of compensation Units consisting of Cash Equivalents pursuant to a Deferred Compensation Plan (see Plan of Distribution) equal to $7,000,000.

(2) Before deducting estimated offering expenses payable by H.D. Vest, Inc. of $250,000.
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                            PURSUANT TO RULE 501(b)


Item in Form S-1                            Caption in Prospectus
----------------                            ---------------------

Item 1  Forepart of the Registration
        Statement and Outside Front Cover
        Page of Prospectus.................  Outside Front Cover Page

Item 2  Inside Front and Outside Back
        Cover Pages of Prospectus..........  Inside Front Cover Page; Outside
                                             Back Cover Page

Item 3  Summary Information, Risk Factors
        and Ratio of Earnings to
        Fixed Charges......................  Prospectus Summary; Risk Factors,
                                             Selected Financial Information

Item 4  Use of Proceeds                      Use of Proceeds

Item 5  Determination of Offering Price....  Not Applicable

Item 6  Dilution...........................  Not Applicable

Item 7  Selling Security Holders...........  Not Applicable

Item 8  Plan of Distribution...............  Plan of Distribution

Item 9  Description of Securities
        to be Registered...................  Description of Securities

Item 10 Interests of Named Experts and
        Counsel............................  Not Applicable

Item 11 Information with Respect to the
        Registrant

        (a) Description of Business........  Business, Prospectus Summary
        (b) Description of Property........  Property
        (c) Legal Proceedings..............  Legal Proceedings
        (d) Market Price of and Dividends
            on the Registrant's Common
            Equity and Related Stockholder
            Matters........................  Risk Factors-Potential Future
                                             Sales Pursuant to Rule 144;
                                             Description of Securities
        (e) Financial Statements...........  Consolidated Financial Statements
        (f) Selected Financial Data........  Selected Financial Information
        (g) Supplementary Financial
            Information....................  Not Applicable
        (h) Management's Discussion and
            Analysis of Financial Condition
            and Results of Operations......  Management's Discussion and
                                             Analysis of Financial Condition
                                             and Results of Operations
        (i) Changes In and Disagreements
            with Accountants on Accounting
            and Financial Disclosure.......  Not Applicable
        (j) Directors and Executive
            Officers.......................  Management
        (k) Executive Compensation.........  Business; Management
        (l) Security Ownership of Certain
            Beneficial Owners and
            Management.....................  Principal Shareholders;
                                             Certain Transactions
        (m) Certain Relationships and
            Related Transactions..........   Business; Management; Certain
                                             Transactions

Item 12 Disclosure of Commission Position
        on Indemnification for Securities
        Act Liabilities...................   Not Applicable

                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No. 33-74868


                               H. D. VEST, INC.

              Units in a Non-qualified Deferred Compensation Plan

H.D. Vest, Inc.                        H.D. Vest, Inc. is offering Units
6333 N. State Hwy. 161, 4th Floor      in its non-qualified, unfunded,
Irving, Texas  75038                   deferred compensation plan.  These
                                       Units are offered solely to
                                       representatives of H.D. Vest,
The Offering                           Inc. in conjunction with H.D.
                                       Vest Inc.'s non-qualified, unfunded,
               Unit Price   Total      deferred compensation plan.
               ----------   -----      Representative is defined as an
                                       independent contractor associated with
Representative  Amount of  $7,000,000  H.D. Vest, Inc. or any of its
Price           Compensation           subsidiaries, who is neither an
                Deferred by            employee nor officer of H.D. Vest, Inc.
                Representative         or any subsidiary.

                                       The Units consist of compensation amounts deferred by representatives pursuant to the non-qualified, unfunded, deferred compensation plan offered by H.D. Vest, Inc.



                                Trading Symbol:
                         NASDAQ National Market - HDVS

                        _______________________________

This investment involves a high degree of risk. You should participate only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                        _______________________________


                                 March 2, 1999

                               Table of Contents


Items                                                        Page
-----                                                        ----

Prospectus Summary..........................................   3
Risk Factors................................................   5
Market Information..........................................   9
Selected Financial Information..............................  10
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................  11
Use of Proceeds.............................................  21
Capitalization..............................................  23
Business....................................................  24
  Available Information.....................................  25
  Reports Furnished.........................................  25
  Registered Representatives................................  26
  Technical and Sales Support Services......................  27
  Regional Support System...................................  27
  Educational Services .....................................  27
  Representative Recruiting.................................  28
  Representative Development................................  28
  Information Services......................................  28
  Insurance Agency Management Services......................  29
  Investment Services.......................................  29
  Trading and Customer Service..............................  29
  Representative Licensing..................................  30
  Compliance and Supervision................................  30
  Professional Investment Advisory Services.................  31
  New Programs..............................................  31
Operations and Sources of Revenue...........................  36
Trademarks..................................................  36
Dependence on a Single Customer.............................  36
Government Regulation.......................................  37
Competition.................................................  38
Employees...................................................  38
Property....................................................  39
Management..................................................  40
  Directors and Officers....................................  41
  Remuneration of Directors
     and Management.........................................  44
Certain Transactions........................................  45
  Issuance of Series A
     Preferred Stock........................................  45
  Transactions with
     Management.............................................  45
Security Ownership of Certain Beneficial Owners and
  Management................................................  53
Principal Shareholders......................................  54
Shares Eligible for Future Sale.............................  54
Description of Securities...................................  55
Plan of Distribution........................................  57
Transfer Agent & Registrar..................................  57
Legal Proceedings...........................................  57
Legal Matters...............................................  58
Experts.....................................................  58
Report of Independent Public Accountants.................... F-1
Consolidated Financial Statements........................... F-2

                              PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. This summary is not complete. This summary may not contain all of the information you should consider before investing in Units in the non-qualified, unfunded, deferred compensation plan. You should read the Prospectus in its entirety, including the "Risk Factors" section, which is found on page 5 and the financial statements and notes to those statements, which begin on page F-1.

                                  The Company

H.D. Vest, Inc. is a financial services company. H.D. Vest, Inc. is organized for the purpose of investing in financial services companies and providing management services to such companies. H.D. Vest, Inc. also conducts operations under the corporate assumed name of H.D. Vest Financial Services.

H.D. Vest, Inc. was established to meet the growing demand for professional financial services. H.D. Vest, Inc. provides such services primarily through tax professionals. H.D. Vest, Inc. believes that the tax professional is uniquely qualified to give confidential, professional financial advice and implement financial plans due to the tax professional's knowledge of his or her clients' financial affairs. H.D. Vest, Inc. offers the tax professional the means to provide personalized financial services to the consumer while simultaneously providing the tax professional with an additional source of income.

You should read the section entitled "Business" which is found on page 24 for a more detailed description of the business activities of H.D. Vest, Inc.

                                 The Offering

Deferred Compensation Plan
--------------------------

H.D. Vest, Inc. is making available exclusively to representatives of H.D. Vest, Inc. the optional right to participate in a non-qualified, unfunded, deferred compensation plan. The deferred compensation plan provides representatives an opportunity to forego receipt of compensation payable to them on a pre-tax basis for selected periods of time. By participating in the deferred compensation plan, a representative defers recognition of income otherwise currently taxable. The representative will subsequently receive the compensation that he or she deferred, plus a contribution from H.D. Vest, Inc. At the end of the time period in which the representative has deferred his or her compensation, the amount deferred and an amount to be paid by H.D. Vest, Inc. will be paid to the representative.

An election by a representative to defer portions of his or her compensation shall be made annually, beginning with their initial enrollment period. The compensation deferred by representatives will be deferred in accordance with the deferred compensation plan once the compensation is earned by the representative. You should review the section entitled "Description of Securities" for a detailed discussion of the unfunded, deferred compensation plan. "Description of Securities" is found on page 55 of the Prospectus.

                                Use of Proceeds

H.D. Vest, Inc. intends to use the proceeds of this offering for operating improvements, marketing initiatives and representative development activities.

                                 RISK FACTORS

THE UNITS IN THE DEFERRED COMPENSATION PLAN INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE UNITS, AN INVESTOR SHOULD GIVE CAREFUL ATTENTION TO THE FOLLOWING RISK FACTORS.


1. Deferred Compensation Plan Distributions. H.D. Vest, Inc. will be required to distribute to each representative who participates in the deferred compensation plan all deferred amounts plus amounts paid by H.D. Vest, Inc. equal to 30%, 60% or 100% of the amounts deferred. H.D. Vest, Inc. plans to utilize all amounts deferred by representatives. H.D. Vest, Inc. will not reserve any funds for the future obligations owed to the representative under the deferred compensation plan. H.D. Vest, Inc. may be unable to meet its future cash payment obligations owed to the representative under the deferred compensation plan if cash flow from operations is not sufficient.

2. Tax Treatment. Arthur Andersen LLP furnished H.D. Vest, Inc. an opinion that the amounts deferred under the deferred compensation plan will receive deferred tax treatment. Arthur Andersen LLP further stated that the deferred amounts plus the H.D. Vest, Inc. payment will be taxable as received. This opinion will not be binding on the Internal Revenue Service. If the Internal Revenue Service were to successfully challenge the deferred tax treatment, then a representative who participates will have to recognize and report the deferral amounts as income in the year in which they were deferred. If such an event occurred, a representative who defers compensation may be required to recognize current and prior year tax liabilities, including any applicable penalties and interest on amounts due.

3. Economic Conditions. Fee or commission production for H.D. Vest, Inc.'s representatives is lower than that of representatives of other independent broker-dealers.

In understanding this fact, H.D. Vest, Inc. believes there are several factors that should be considered.

  o Representatives are primarily accountants/tax professionals that have a difficult time overcoming the psychological barriers and long held professional restrictions on selling products to their clients.

  o Individuals typically have a full-time job and income when they become representatives of H.D. Vest, Inc. They add financial planning as a part-time business and are frequently distracted by their ongoing business which pays their expenses. H.D. Vest, Inc. has a significant challenge of motivation and focus to address with each representative.

  o H.D. Vest, Inc. has lost an average of 11% of its representatives each year for the last 5 years. The primary reasons for these representatives leaving are: 1) transfers to other broker-dealers and 2) non-producers who have chosen not to stay in the financial planning business.

H.D. Vest, Inc. has identified the following external factors that it believes have more impact on representatives' production than any internal factors that could be controlled by H.D. Vest, Inc.:

  o Interest Rates: When interest rates are low, clients are searching for alternatives to their current investments (such as Certificate of Deposits). This puts representatives of H.D. Vest in the unique position to assist their clients in choosing alternative investments such as mutual funds.

  o Taxes: Tax law changes provide the representatives of H.D. Vest, Inc. with special challenges as well as opportunities. In the face of significant change most clients are hesitant to make changes in their investments and the representative as their accountant is not as likely to pursue this business as the typical full-time independent representative. Opportunities also exist for representatives that the typical independent representative does not have. When tax laws change the accountant is the logical choice for clients to discuss potential effects on their investments.

  o Market Conditions: H.D. Vest, Inc.'s revenues are related to the strength of the financial markets. Fluctuations in inflation and interest rates have a direct correlation to the investments the public will use in their search for a higher return. Significant stock market gains and losses dramatically influence the performance of representatives of H.D. Vest, Inc. In periods of market decline representatives of H.D. Vest, Inc. have historically been hesitant to advise their clients regarding investment products.

  o Competition: Representatives of H.D. Vest, Inc. face competition for the services they provide from the accounting, financial planning, stock brokerage and insurance industries. Representatives of H.D. Vest, Inc. are not aggressive in overcoming this competition which puts them at a disadvantage.

These factors could adversely impact H.D. Vest, Inc.'s financial condition. If the financial impact were severe, H.D. Vest, Inc. might not have funds available to pay the deferred amounts owed to a representative.

4. Competition. The financial service industry is intensely competitive. Many competitors of H.D. Vest Investment Securities, Inc., a wholly-owned subsidiary of H.D. Vest, Inc., have been in the business for many years and have substantially greater financial resources than H.D. Vest, Inc. There is competition from other broker-dealers for representatives and the clients of representatives. These competitors offer similar products and services to the clients of the representatives. Other broker-dealers, financial planners and financial institutions often have substantially greater resources and may have greater operating efficiency than H.D. Vest, Inc. The existence and expansion of other firms and of firms providing other financial services may adversely effect the profitability of H.D. Vest, Inc. In addition H.D. Vest, Inc.'s profitability will depend upon a number of factors beyond the control of H.D. Vest, Inc., including legislative and administrative changes and government regulations and policies. If H.D. Vest, Inc. is not profitable when the deferred amount is due to be paid to the representative, there might not be funds available to pay the representative.

5. Regulation. The securities, financial planning and insurance industries are subject to extensive regulation on both federal and state levels. The Securities and Exchange Commission regulates broker-dealers with respect to such matters as net capital requirements, the holding of customers' credit balances and transactions in securities. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the National Association of Securities Dealers and the national securities exchanges. Failure to comply with such regulations or with any laws, rules or regulations could result in censure, fine, suspension or expulsion, all of which would have a materially adverse financial effect upon H.D. Vest, Inc. If such an event were to occur, H.D. Vest, Inc. might not have funds available to pay a representative the deferred amount.

6. Ethics Issues Affecting Certified Public Accountants. Currently, 15 boards of accountancy have regulations or laws prohibiting Certified Public Accountants from receiving commissions for the sale or referral of products or services to their clients. Since 1984, 35 states have changed their rules to allow commission income by Certified Public Accountants, and several other states have proposed rule changes. Certified Public Accountant representatives have been challenged in Louisiana and California, where the receipt of commissions by Certified Public Accountants are prohibited. California enacted legislation to allow Certified Public Accountants to receive commissions effective January 1, 1999. However, litigation continues as a result of actions initiated under the prior law. There is no assurance that the remaining states will change their rules. The financial growth of H.D. Vest, Inc. may be adversely impacted in the event these rules remain unchanged. In such event, H.D. Vest, Inc. might not have sufficient funds to pay a representative his or her deferred compensation.

7. Independent Contractor Status. Representatives of H.D. Vest, Inc. are independent contractors, rather than employees of H.D. Vest, Inc. Based on two Private Letter Rulings, a test has been established to determine what the Internal Revenue Service considers to be the classification of individuals working for a company. Based on these Private Letter Rulings and other applicable law, H.D. Vest, Inc. classifies representatives of H.D. Vest, Inc. as independent contractors, rather than employees of H.D. Vest, Inc. In the event that federal regulations or other law governing worker classification should change, or that the Internal Revenue Service otherwise determines that representatives of H.D. Vest, Inc. are employees, H.D. Vest, Inc. could be subject to Internal Revenue Service withholding rules and be required to contribute Federal Social Security and Medicare taxes on each representative's behalf. In addition, the deferred compensation plan may then be subject to the Employee Retirement Income Security Act of 1974, as amended. A change in classification could have a significant adverse affect on H.D. Vest, Inc. and its revenues, and could result in losses. If losses were to occur, H.D. Vest, Inc. might not have funds available to pay the deferred amount owed to the representative.

                              MARKET INFORMATION

As of December 31, 1998, H.D. Vest, Inc.'s stock was listed on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol: HDVS. The total trading volume of H.D. Vest, Inc.'s stock for fiscal 1998 was 1,009,021. The total trading volume for the three months ended December 31, 1998, was 355,414. There can be no assurance that a more active market will develop. The following table sets forth the range of high and low closing bid prices of H.D. Vest, Inc.'s Common Stock as reported by the NASDAQ National Market System during the periods indicated. The prices set forth below represent prices between dealers, do not include retail markups, markdowns, or commissions and do not necessarily represent actual transactions.

                                              High           Low

3 Months Ended              12/31/98         $8.00          $5.63
                            -------------------------------------
                             9/30/98         $9.25          $6.38
                             6/30/98         11.75           4.75
                             3/31/98         11.00           4.88
                            12/31/97         $5.50          $4.13
                            -------------------------------------
                             9/30/97          5.50           4.63
                             6/30/97          4.88           3.75
                             3/31/97          5.13           4.13
                            12/31/96          5.25           3.25
                            -------------------------------------
                             9/30/96          5.50           2.63
                             6/30/96          3.88           2.75
                             3/31/96          3.00           1.88
                            12/31/95          3.00           1.88
                            -------------------------------------

As of December 31, 1998, there were 615 holders of record of the Company's common stock.

The NASDAQ NMS Qualification Standards require any company wishing to remain listed to have net tangible assets of $4,000,000, public float of shares of 750,000 (which are shares not held directly or indirectly by any officer, director or beneficial owner of more than 10% of the total shares outstanding), market value of public float of $5,000,000, $1 minimum bid for outstanding shares, 400 round lot shareholders and two market makers.

                        SELECTED FINANCIAL INFORMATION

The following summary of certain financial information as of December 31, 1998, has been derived from unaudited financial statements of H.D. Vest, Inc. (the "Company"). The following summary of certain financial information relating to the Company for the five years ended September 30, 1998 has been derived from the audited financial statements of the Company. Such information should be read in conjunction with the Company's consolidated financial statements and the report thereon of Arthur Andersen LLP, independent public accountants, located elsewhere in this document.

Summary of Consolidated Statements of Operations:


                                      Three Months
                                          Ended
                                       December 31,                                 As of September 30,
                                       ------------                                 -------------------
                                             1998                 1998          1997         1996         1995         1994
                                      ---------------------------------------------------------------------------------------------
Total Revenues                            $34,535,387         $121,253,632  $87,824,382  $67,509,222  $44,670,051  $50,287,196
Net Income (Loss)                             179,354            1,427,312    2,142,063    1,188,707    1,329,001     (369,901)
Income (Loss)/Common Share                       0.03                 0.24         0.37         0.20         0.22        (0.09)
Ratio of Earnings to Fixed
 Charges or Coverage
 Deficiency                                      1.49                 3.52         5.52         4.03         4.08        (0.05)


Summary of Consolidated Statements of Financial Position:


                                Three Months
                                   Ended
                                December 31,                         As of September 30,
                                ------------                         -------------------

                                     1998         1998         1997         1996         1995         1994
                                ------------------------------------------------------------------------------
Working Capital                   $ 4,537,494  $ 5,392,094  $ 5,054,298  $ 2,821,115  $ 1,293,871  $ 1,012,016
Total Assets                       26,561,572   29,111,026   19,747,631   16,950,759   11,666,371   12,336,852
Capital Leases (net of current
 maturities)                        2,343,684    2,506,506    1,016,257      676,844      430,739      543,848

Total Liabilities                  18,024,164   20,721,088   12,699,070   11,949,226    7,726,010    9,697,957
Shareholders' Investment            8,537,408    8,389,938    7,048,561    5,001,533    3,940,361    2,638,895


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        Liquidity and Capital Resources

The main sources of liquidity and capital resources for the Company are the cash flows from operations and deferrals of compensation by its representatives ("Representatives".) At December 31, 1998, the Company had net working capital of $4,537,494 compared to net working capital of $5,392,094 at September 30, 1998. The $854,600 decrease, for the three months ended December 31, 1998, is primarily a result of (i) costs incurred for the continued acquisition and development of computer systems for transaction processing, (ii) costs incurred for the ongoing implementation of computer systems for accounting and human resources and (iii) expenses related to the Company's national conference held in November 1998. The costs related to the national conference are directly related to the number of Representatives attending the event and the number of training classes offered by the Company. At September 30, 1998, the Company's net working capital was $5,392,094 compared to net working capital of $5,054,298 at September 30, 1997. The $337,796 increase, for the year ended September 30, 1998, is primarily a result of (i) strong cash flows provided by operations,
(ii) proceeds from the unfunded, deferred compensation plan ("Plan") for its Representatives and (iii) repayment of notes receivable from officers. The Company's primary uses of cash for the year were attributable to (i) purchase of property and equipment and (ii) acquisition and development of internal computer software.

During the first three months of fiscal 1999, the Company dedicated much of its capital to the continued development of a new information system infrastructure. Management believes the dedication to information systems will provide the Company more capacity to manage its current growth and support future growth. Approximately $160,000 of the Company's funding for information systems and property and equipment came from operating and capital leases. During fiscal 1998, the Company funded approximately $3.4 million for information systems and property equipment from operating and capital leases. The Company has dedicated $1.8 million of proceeds from the Plan and the remainder from operating cash flows to the purchase and development of its information systems and the purchase of property and equipment.

In December 1998, Barbara Vest, Director of Rep Relations, reduced to zero the outstanding principal balance, together with the accrued interest, of her revolving line of credit from the Company. At December 31, 1998, Ms. Vest had no outstanding principal or accrued interest due on this line. In June 1998, Herb D. Vest reduced to zero the outstanding principal balance, together with the accrued interest, of his revolving line of credit from the Company.

Historically, the Company's growth has been financed through loans, private placements of preferred and common stock, public offerings of common stock and cash flows from operations. For the period from inception through December 31, 1998, amounts from these sources have been approximately $2.5 million, $2.6 million, $5.1 million and $12.5 million, respectively.

In July 1995, the Company began accepting contributions for the Plan for its Representatives. Pursuant to the Plan, Representatives may forego current compensation, and subsequently receive the deferred compensation plus a Company matching contribution, as defined in the Plan. As of December 31, 1998 and 1997, approximately $2,650,000 and $1,394,000, respectively, had been deferred under the Plan.

Matching contributions on amounts deferred under the Plan are accrued as additional commission expense on a straight-line basis from the period deferred until the Representative is paid the deferral amount and matching contribution. Accordingly, commission expense will increase in the years in which commissions are earned and deferred by participants. Such increases in commission expense will have an adverse effect on the net income of the Company. To the extent that Representatives elect to defer receipt of compensation under the Plan, such compensation will ultimately be paid to the participant in the form of cash. As of December 31, 1998 and 1997, the Company had accrued matching contributions of approximately $448,300 and $197,100, respectively. Accrued matching contributions will be paid out over a maximum of seven years. As of December 31, 1998 the Company had paid $26,227 to participants representing deferred amounts and $7,097 representing matching contributions.

Historically, the Company has significantly increased its recruiting and development activities upon obtaining financing through the sale of stock or cash flows. The Company must expense all costs related to these activities. Additionally, in periods of increased recruiting and development activities, the Company has experienced higher general and administrative costs as overhead increased to support the recruiting and development activities. Consequently, the Company has recorded substantial expenses subsequent to obtaining financing required to fund further growth. Should the Company obtain future financing to fund its growth plans, it is likely that the Company would record substantial expenses in the periods subsequent to obtaining such financing.

The Company's management ("Management") believes that, in addition to external financial resources (primarily bank leases); the Company's cash flow is sufficient to maintain its current operations as well as its continued growth plan. The Company continually monitors the capital markets for opportunities to obtain financing to meet its growth needs.

                             RESULTS OF OPERATIONS

REVENUES:

The Company's revenues for the three months ended December 31, 1998, were $34,535,387, a 29% increase over the Company's revenues for the three months ended December 31, 1997. The Company's revenues for the years ended September 30, 1998, 1997, and 1996 were $121,253,636, $87,824,382, $67,509,222, respectively, a 38%, 30%, and 51% change from the years ended September 30, 1997, 1996, and 1995, respectively. Management believes that the increase in revenues for the three months ended December 31, 1998, and the past three fiscal years is due to (i) the continued strength in the overall financial markets,
(ii) the Company's continued development of programs to support and educate Representatives, (iii) the expansion of the Company's Representative force through recruitment and (iv) the Company's commitment to fee-based programs.


The increase in revenues for the three months ended December 31, 1998, is due in part to continued strength in overall financial markets, in spite of fluctuations in key market indexes during the period. The increase in revenues during the past three fiscal years is also due in part due to favorable economic conditions that have made certain investments products, such as those offered by the Company, attractive to investors. To the extent that these economic conditions change in the future and make these investment products less attractive to investors, the Company's revenues could be negatively impacted.

Management believes that revenues are related to the experience and education of the Company's Representatives. To that end, the Company provides many programs to educate and develop the Representatives knowledge of the investment industry. These programs include computer software, education seminars, self study courses, and the Regional Support System that allows less experienced Representatives to gain assistance from the Company's more experienced Representatives.

Management also believes that revenues are related to the number of Representatives affiliated with the Company. The Company actively recruits Representatives using methods that have been proven to be the most effective in the past in order to gain market share.

Due to the declining industry wide trend of commission revenue as a percentage of gross product sales, the Company has continued to devote resources to the development of its fee-based programs. Fee-based programs produce revenue based on quarterly charges to clients for the management of their accounts, whereas, commission-based programs produce revenue based primarily on one time front end sales charges for the purchase of products. Some clients may prefer fee-based programs as opposed to more traditional commission-based programs. The Company hopes to maximize revenue by making both fee-based and commission-based programs available to customers. Portfolio management fees from these programs were $4,719,528 for the three months ended December 31, 1998, a 31% increase over portfolio management fees for the three months ended December 31, 1997. Portfolio management fees from these programs were $17,049,614 for the year ended September 30, 1998, a 54% increase over the year ended September 30, 1997. Portfolio fee revenue for the years ended September 30, 1997 and 1996, were $11,070,632 and $6,480,537, respectively, a
71% and 101% increase over the years ended September 30, 1996 and 1995, respectively.

The reasons for changes in the Company's revenues for the three months ended December 31, 1998, and the years ended September 30, 1998, 1997, and 1996 are summarized in the following table:


                                                Three Months       % Change for the Years
                                                   Ended             Ended September 30,
                                                December 31,     as compared to Previous Years

Source of Revenue                                  1998            1998      1997      1996
-------------------------------------------------  -----           -----     -----     -----
Mutual Fund and UITs (1)                            +14%            +39%      +21%      +47%
Insurance Products (2)
Stocks, Bonds and                                   +91%            +37%      +30%      +81%
  Options (1)                                      +170%            +47%      +48%      +43%
Partnership Interests (3)                           -21%            +71%      -20%      -36%
Trading (4)                                         -94%            -55%     +664%      N/A
Portfolio Management
  Fees (5)                                          +31%            +54%      +71%     +101%
Marketing and
  Educational Fees (6)                              +16%            +14%      +53%      +43%
Facility and Service
  Fees (7)                                          -51%             -8%      +29%      -24%
Other (8)                                            +6%             -5%      +34%      -14%


(1) Revenues increased in 1998, 1997 and 1996 due to continued strength in the financial markets and to the continued increases in product sales resulting in part from the growth of the number of Representatives. Other contributing factors include the training programs provided by the Company and stable or declining interest rates.
(2) Revenues increased due to the increase in the number of Representatives licensed to offer this product and market conditions that made this product a more attractive investment.
(3) Revenues for fiscal 1998, increased due to greater demand for this type of product. Revenues for 1997 and 1996 decreased due to a decline in demand for this type of product.
(4) Revenues from trading activities were $102,282, $228,217 and $29,863 for the years ended September 30, 1998, 1997 and 1996, respectively. Changes are due to market demand.
(5) Revenues increased in part due to an increase in the number of Representatives licensed to offer this product and the development of additional fee-based services. The division has continued to grow with the addition of new accounts and new services, VestFlex and VestAdvisor Investment Programs. During 1998, 1997 and 1996, the Company has devoted significant resources to further develop its fee-based programs.
(6) Revenues in 1998, 1997 and 1996 increased due to increases in sales and the expansion of the educational programs and seminars provided by the Company. Product sponsors assist in the funding of the Company's educational services. Revenues in 1995 decreased as a direct result of a sluggish market, which reduced the receipts from product sponsors.

(7) Facility and Service Fees declined in fiscal 1998 due to the decline in the attractiveness of fixed insurance investments, offered by H.D. Vest Insurance Services ("HDVIns"), due to a decline in interest rates which, management believes, reduced demand for fixed insurance investments. Facility and Service Fees increased in 1997 due to an increase in the resources available to support this product line. Fees in 1996 decreased due to a decline in resources available to support this product line.

(8) The decrease in 1998 is due in part to a decrease in revenue from the Company's catalog sales products. Revenue from this area has been offset with Representatives use of Total Client Commitment credits for items purchased in the catalog. The increase in 1997 is due to increased interest income received by the Company from increased cash reserves maintained during the year.

NET INCOME:

Net income for the three months ended December 31, 1998, was $179,354, a decrease of $387,504 compared to net income of $566,858 for the three months ended December 31, 1997. Net income for the year ended September 30, 1998 was $1,427,312 compared to net income of $2,142,063 and $1,188,707 for the years ended September 30, 1997 and 1996, respectively.

Net income for the three months ended December 31, 1998, decreased from the comparable period in the prior year due in part to a 40% increase in commission and portfolio management fee expense. Commission and portfolio management fee expense increased at a faster rate than the related revenue due primarily to Representatives moving into higher payout categories as well as increased production from Representatives in higher payout categories. Management believes that in periods of short-term economic fluctuations, established Representatives have an advantage over less experienced Representatives in selling investment products. As the Company recruits and trains Representatives in lower payout categories, the revenue generated by these Representatives will help to offset increased revenue by Representatives in higher payout categories.

Commission expense for the year ended September 30, 1998, was $68,152,972 or 71% of Commission revenue compared to $48,384,293 or 70% for the year ended September 30, 1997. The increase in Commission expense is the result of increased production by Representatives at higher payout levels. Portfolio management fee expense for the year ended September 30, 1998 was $11,263,667 or 66% of Portfolio management fee revenue compared to $7,375,367 or 67% of the related revenue for the year ended September 30, 1997. The decrease in Portfolio management fee expense is the result of Representatives at lower payout levels switching their clients to fee-based investment products.

General and administrative expenses increased by 21% to $8,438,458 for the three months ended December 31, 1998, compared to the same period for the prior year. The increase in general and administrative expenses is directly related to the increase in revenue, in that additional staffing is retained to support the revenue growth and projected increases in operating levels. General and administrative expense is also impacted by increased noncapitalizable costs to improve the Company's utilization of technology. General and administrative expenses for the year ended September 30, 1998 were $27,803,227, an increase of 43% from the prior year. Included in the increase of general and administrative expenses were nonrecurring costs of approximately (i) $826,000 for expenses related to the settlement of claims arising from the actions of a Representative and (ii) $572,000 associated with the relocation of the Company's corporate headquarters. Additionally, the increase in general and administrative expenses was due, in part, to (i) $648,553 for the expansion of the Company's compliance and supervision of Representatives, (ii) $750,959 in human resource expense related to the Company's increase in staffing and employee training programs and
(iii) $707,427 in costs related to the Company's mail fulfillment operations.
In addition the Company's expenses related to operations increased by approximately $1,023,805 due to increased staffing and consulting work related to the development of a new system for processing investment transactions, as well as an increase of $1,514,620 for information services related to the system development.

General and administration expenses for the year ended September 30, 1997 were $19,394,200 an increase of 21% from the fiscal year ended September 30, 1996.
To meet increased service demands, the Company increased staffing levels by 33%. The Company's total number of employees grew from 189 to 251, with additions in the areas of financial planning support, advisory services, trading, compliance, customer service, and information services. General and administrative expenses include incentive compensation plans for executive officers, senior managers, and employees.

Representative development costs for the three months ended December 31, 1998, were $2,673,353, a 10% increase related to development costs of $2,419,504 for the three months ended December 31, 1997. The increase in Representative development costs is primarily due an increase in expenses related to the Company's national conference. The costs related to the national conference are directly related to the number of Representatives attending the conference and the number of training courses offered by the Company. The increase in Representative development costs is also related to increased participation by Representatives, the Company's focus on the development of educational programs, as well as the expansion of staff necessary to support participation in these programs. As additional Representatives are recruited, the Company expects participation to increase in development programs.

The Representative development process is the cornerstone of the Company's concept of providing the client with the most qualified professional Representative available. The Company has made, and will continue to make, significant investments in the development of programs to provide Representatives with training designed to keep them apprised of financial opportunities for their clients.

The Company requires its Representatives to obtain specific licenses, complete training programs and follow prescribed procedures in adding financial planning and implementation services to their practices. The training and marketing programs offered by the Company to its Representatives include software support such as an asset allocation and tax form based investment analysis program, educational events such as Regional Support System meetings and marketing initiatives that include self-study kits and newsletters, and various other regional and national meetings sponsored by the Company as well as the sponsors of products sold by the Company's Representatives. Representative development costs for the year ended September 30, 1998, 1997 and 1996 were $8,837,451 $7,485,266 and $6,506,014, respectively.

The Company recruits Representatives for its subsidiaries H.D. Vest Investment Securities, Inc. and H.D. Vest Advisory Services, Inc. and other affiliated entities. Since its inception, the Company has developed a recruiting process which it believes results in a larger network for distribution of financial products and services. Based on its experience in this area, the Company typically uses methods that have been proven to be the most effective in the past. These methods include direct mail, recruiting seminars, telemarketing, trade shows, referral incentive programs, trade publication advertising and various education events. The Company may employ additional methods of recruiting in order to develop and determine the effectiveness of such alternatives.

At December 31, 1998, the Company has approximately 6,092 fully licensed Representatives and approximately 1,470 Representatives in various stages of licensing. The recruiting efforts for the three months ended December 31, 1998, resulted in approximately 636 new affiliates. The Company's recruiting efforts for the years ended September 30, 1998, 1997, and 1996 resulted in increases in new affiliates of approximately 2,227, 1,815 and 722, respectively. Representative recruiting costs for the three months ended December 31, 1998, were $613,464. Representative recruiting costs for the years ended September 30, 1998, 1997 and 1996, were $2,231,364, $1,677,594 and
$773,909, respectively. The increase in recruiting costs is the result of an increase in direct mail and other recruiting methods used to contact prospective Representatives. To the extent that the Company decides in the future to devote significant resources to rapidly expand its Representative base through aggressive recruiting activities, future profitability would likely be negatively impacted.

The Company's Representatives include Certified Public Accountants (CPA). Currently, however, some state boards have regulations prohibiting CPAs from receiving commissions for the sale or referral of products or services to their clients. Since 1984, 35 states have changed their rules to allow commission income by CPAs and several other states have proposed rule changes. CPA Representatives have been challenged in Louisiana and California, where the receipt of commissions by CPAs are prohibited. California enacted legislation to allow CPAs to receive commissions effective January 1, 1999. However, litigation continues as a result of actions initiated under the currently effective law. The Company has chosen to vigorously support these Representatives. The Company incurred legal cost of $65,000 to support these activities during the three months ended December 31, 1998. The Company has incurred legal costs of approximately $286,000, $351,000 and $242,000 for the years ended September 30, 1998, 1997 and 1996, respectively, to support these Representatives.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements made in preceding sections of this Management's Discussion and Analysis. Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the seasonality of the Company's business, taxes, inflation, and governmental regulations.

Year 2000 Assessment

The Company recognizes the need to ensure that its operations will not be adversely impacted by "Year 2000" systems failures. Year 2000 issues arise because some computer software and hardware systems were designed to handle only a two-digit year, not a four-digit year (e.g. 1997 is seen by the computer as "97"). When the year 2000 begins, these computer systems may interpret "00" as the year 1900 and not 2000, and could either stop processing date-related computations or process them incorrectly.

In order to minimize the impact of the Year 2000 on the Company, a Year 2000 plan has been established for the assessment and mitigation of risks associated with material Year 2000 issues. The plan includes a review of material computer systems that the Company currently has in place and remediation of such systems if required. The Company has made inquiries to third-party providers with whom the Company has material business relationships as to their state of readiness for potential Year 2000 issues and the development of contingency plans in the event material Year 2000 issues. Plans are being developed for addressing unexpected failures or unsuccessful remediation efforts of material computer systems and unexpected inability of third parties to provide services due to lack of Year 2000 readiness.

As of December 31, 1998, the Company has identified material computer systems and completed testing of approximately 60% of such systems. The Company anticipates completing all testing and any required modifications or replacements by September 30, 1999. As of December 31, 1998, the Company has expended approximately $75,000 to address potential Year 2000 issues, exclusive of costs associated with previously scheduled modifications or replacements unrelated to Year 2000 issues. The Company anticipates spending approximately $100,000 for additional testing, modification and replacement related to Year 2000 during the fiscal year ending September 30, 1999.

Based on current and anticipated operating needs, many of the Company's material computer systems are in the process of being replaced with more technologically advanced versions. Each new system being installed has been reviewed for Year 2000 compliance. The computer systems that have been or are in the process of being replaced, include, but are not limited to, the Company's investment processing system, accounting system, human resources and payroll system, work station and network operating systems and systems used to communicate with the Company's Representatives. The remaining computer systems, including but not limited to, phone equipment and general office equipment are currently being reviewed for Year 2000 compliance as part of the overall plan for testing and modification referenced above.

In addition to reviewing its own computer systems, the Company is in the process of communicating with material third-party providers, including, but not limited to, suppliers, product sponsors, financial institutions, facility owners and other companies with which the Company has material business relationships in order to assess their Year 2000 readiness. The communication requests, among other things, disclosure of the companies' plans for minimizing the impact of the Year 2000 on their computer systems and the Company. The Company anticipates receiving from these third-party service providers assurance of their Year 2000 capability. As of December 31, 1998, the Company had not received from any third-party provider, with which a material business relationship exists, notice of a material Year 2000 issue or the inability to address material Year 2000 issues prior to the Year 2000. The Company is generally not in a position to verify whether third-party service providers are or will become Year 2000 ready apart from such assurances or until a Year 2000 issue arises.

Management does not anticipate a material effect on business operations as a result of Year 2000 issues. As a precaution, however, the Company is in the process of developing a contingency plan for business operations in the event material Year 2000 issues arise in either the Company's or third party computer systems. In the event material issues arise, the Company is prepared to conduct business, particularly the processing of investment transactions, utilizing manual processes, off site recovery facilities and computer systems and back-up data routinely archived by the Company. The Company anticipates that the cost of conducting business utilizing the Company's contingency plans would be higher than conducting business utilizing current and anticipated operational plans, although the Company is unable to estimate potential cost increases in this regard.

In the event the Company receives notice from a material third-party provider as to a potential Year 2000 issue relating to the Company, or a material Year 2000 issue arises as to a third-party, the Company anticipates minimizing potential business interruptions by shifting critical functions, including, but not limited to, products sold or recommended by the Company's subsidiaries, to third-party providers demonstrating Year 2000 compliance.

To the extent the Company or third-party providers cannot correct material Year 2000 issues, and the Company is unable to efficiently conduct business in accordance with its anticipated contingency plans, operations of the Company could be negatively impacted.

                                USE OF PROCEEDS

The net proceeds to be realized by the Company from the sale of Units consist of an estimated $7,000,000 in Cash Equivalents. Deferrals by a Representative pursuant to the Plan shall be made as such Compensation is earned. Accordingly, the amount attributed to Cash Equivalents will be received by the Company over an extended period of time. The Company anticipates that the net proceeds of the offering will be used for certain new programs in the following areas: (i) operating improvements, (ii) marketing initiatives and (iii) Representative development activities (see Business - New Programs). As of December 31, 1998, the Company's Representatives had deferred approximately $2,650,000 pursuant to the Plan.

The following table represents the Company's estimate of the allocation of the estimated proceeds of this offering that will be received over an extended period of time. The Company may find it necessary or desirable to reallocate the net proceeds among the described categories if its expectations regarding general economic conditions and conditions in the financial service industry should change (see Business - New Programs). If attractive opportunities become available, or if circumstances indicate that it is imprudent or impractical to follow the following estimated allocations, the Company may use portions of the proceeds for other uses which may not be presently identifiable.

                                Approximate     Percent
                              Dollar Amount(1)   of Net
                              -------------     --------

Operating Improvements (2)      $4,000,000         57%
Marketing Initiatives (2)          900,000         13%
Representative Development
  Activities (1)                 2,100,000         30%
                                ----------        ---
                                $7,000,000        100%
                                ==========        ===

(1) The estimate by the Company is that Representatives will defer $7,000,000 as Cash Equivalents over an extended period of time.
(2)  See "Business - New Programs"

As of December 31, 1998, the Registered Representatives have deferred approximately $2,650,000 of compensation. Of this amount, $1,935,000 of the deferred compensation proceeds was used for Corporate Integrated Systems and $285,000 of the deferred compensation proceeds was used for Representative Integrated Systems, which is discussed in Business - New Programs. At December 31, 1998, the Company had approximately $430,000 of unallocated deferred compensation proceeds which will be allocated when identified projects are approved by the Company's management. The Company plans to allocate both the remaining balance of

$430,000 and any future deferred compensation in accordance with the allocation of the estimated proceeds as outlined in the table above.

Beginning in July 1998, the Company began distributing deferred compensation to the participants along with matching contributions. As of December 31, 1998, the Company had paid $26,227 to participants representing deferred amounts and $7,097 representing matching contributions.

                                CAPITALIZATION

The following table sets forth the capitalization of the Company at December 31, 1998:

                                                           Adjusted For
                                        Actual at          Deferral of
                                    December 31, 1998    Cash Equivalents (2)
                                    -----------------  ----------------------
Long term deferred compensation           $ 2,989,642         $ 3,989,642
Shareholders' investment:
Preferred stock, $6 par value,
10,000,000 shares
Authorized; 250,067 issued &
outstanding                                 1,500,402           1,500,402
Common stock, $.05 par value,
100,000,000 shares authorized;
5,423,341 issued & outstanding (1)            271,167             271,167
Additional paid-in capital                  5,154,934           5,154,934
Retained earnings                           1,610,905           1,610,905
                                          -----------         -----------
Total shareholders' investment              8,537,408           8,537,408
                                          -----------         -----------
Total capitalization                      $11,527,050         $12,527,050
                                          ===========         ===========

(1) Does not include up to 800,000 shares reserved for stock options (see Management - Stock Options).
(2) Assumes $1,000,000 of deferred compensation during the next twelve months and $7,000,000 over the life of the Plan.

                                   BUSINESS

H.D. Vest, Inc. (the Company), founded by Herb D. Vest, was formed on December 17, 1986, as a Texas corporation. The Company is a financial services company, organized for the purpose of investing in financial service companies and providing management services to such companies as well as other entities. The Company also conducts operations under the corporate assumed name of H.D. Vest Financial Services. The Company owns all the outstanding shares of the following subsidiaries.

                                H.D. Vest, Inc.
                      d/b/a H.D. Vest Financial Services

                                           Incorporated
             Subsidiaries                    (TEXAS)        Services
             ------------                    -------        --------
H.D. Vest Investment Securities, Inc.         1983      Registered Securities
"HDVIS"                                                   Broker-dealer
                                                        Products:
                                                          Mutual Funds
                                                          Unit Investment Trusts
                                                          Limited Partnerships
                                                          Stocks and Bonds

H.D. Vest Advisory Services, Inc. "HDVAS"     1987      Registered Investment
                                                          Advisor
                                                          Agent Licensing
                                                            Assistance
                                                          Money Management
                                                            Services

H.D. Vest Mortgage Services, Inc. "HDVMS"     1989      Inactive Subsidiary

H.D. Vest Collateral Management               1988      Inactive Subsidiary
Company "HDVCMC"

H.D. Vest Business Valuation Services, Inc.   1987      Inactive Subsidiary
"HDVBVS"

H.D. Vest Corporate Finance, Inc. "HDVCF"     1990      Inactive Subsidiary

The Company was established to meet the growing demand for professional financial services, and to provide such services primarily through tax professionals. The Company's management believes that the tax professional is uniquely qualified to give confidential, professional financial advice and implement financial plans due to the tax professional's knowledge of his or her clients' financial affairs. The Company offers the tax professional the means to provide personalized financial services to the consumer while simultaneously providing the tax professional with an additional source of income.

                             Available Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. All of this information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549 and at regional offices of the Securities and Exchange Commission at Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604, and 75 Park Place, New York, New York 10007. The Commission also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission at http:\\www.sec.gov.


                               Reports Furnished

H.D. Vest, Inc. plans to furnish annual reports including audited financial statements, to shareholders owning common stock. H.D. Vest, Inc. will issue unaudited interim reports to shareholders owning common stock on a quarterly basis.

                          Registered Representatives

The Company utilizes a Representative base to market its financial service products. As of December 31, 1998, the Company has approximately 6,092 fully licensed Representatives and approximately 1,470 Representatives in various stages of the licensing process.

                      H.D. Vest Registered Representative
                 Distribution by State as of December 31, 1998

The following table identifies the geographic location of the Company's approximately 6,092 fully-licensed Representatives.


Alabama                          44          Montana                          18
Alaska                           13          Nebraska                         21
Arizona                         147          Nevada                           27
Arkansas                         44          New Hampshire                    24
California                      873          New Jersey                      223
Colorado                        131          New Mexico                       13
Connecticut                      81          New York                        390
Delaware                         16          North Carolina                  108
District of Columbia             12          North Dakota                     14
Florida                         363          Ohio                            239
Georgia                         122          Oklahoma                        151
Hawaii                           12          Oregon                           50
Idaho                            14          Pennsylvania                    331
Illinois                        198          Puerto Rico                       1
Indiana                          83          Rhode Island                     17
Iowa                             39          South Carolina                   44
Kansas                           38          South Dakota                      8
Kentucky                         49          Tennessee                        63
Louisiana                        99          Texas                           837
Maine                            37          Utah                             40
Maryland                        132          Vermont                          22
Massachusetts                   156          Virginia                        110
Michigan                        128          Washington                       85
Minnesota                       102          West Virginia                    23
Mississippi                      50          Wisconsin                       141
Missouri                         95          Wyoming                          14
                                                                           -----
                                             Total                         6,092
                                                                           =====

                     Technical Sales and Support Services

The Company has assembled staff experts in areas of individual and business financial planning, including Certified Public Accountants, Certified Financial Planners, Chartered Financial Analysts, Chartered Life Underwriters, Certified Investment Management Analysts, Chartered Financial Consultants, Certified Employee Benefits Specialists, Chartered Pension Consultants, Enrolled Agents, Certified Management Accountants, American Institute of Certified Public Accountants-Accredited Personal Financial Specialists, Lawyers and Pension and Executive Compensation Certificate recipients. The Company's staff of financial professionals provide financial planning and product information to H.D. Vest Representatives who in turn assist their clients with their financial planning needs. These services to clients include, but are not limited to, investment and insurance planning and product selection, portfolio management, assistance in establishment of employee benefit plans, and estate planning.

                            Regional Support System

The Company has developed a local support system designed to provide Representatives assistance in all aspects of financial planning including sales and marketing training, time management, practice management, financial products, and case studies. The Regional Support System (RSS) also provides a network for Representatives to consult with each other and analyze actual client situations. This system operates on the philosophy that the Representatives will learn from other Representatives who have successfully added financial planning services to their practices.

Each RSS group is led by a successful H.D. Vest Representative. This Representative has met specific criteria and attended training before beginning to train fellow H.D. Vest Representatives. The Regional Support System is divided into Mentor, Chapter and Summit teams determined by varying degrees of Representative production.

                             Educational Services

The Company develops educational materials and seminars designed to enhance the technical skills and knowledge of Representatives. The educational materials developed for the Company's Representatives and their clients include, but are not limited to training videos, self study courses, computer based training programs, newsletters and promotional pieces. The Company's seminars include two national events, each offering Representatives a full week of training, as well as other seminars such as the "Tax Season Crash Course" which provides investment training prior to the tax rush experienced by Representatives preparing tax returns for their clients.

During fiscal 1998 the Company introduced regional conferences to the seminar offering. These conferences are located in cities across the country and are designed to offer training on the Company's Internet site, computer software and technical investment topics.

                           Representative Recruiting

The Company recruits Representatives for its subsidiaries HDVIS and HDVAS and an affiliated insurance entity. Since its inception, the Company has developed a recruiting process which the Company believes results in a larger network for distribution of financial products and services. Based on its experience in this area, the Company typically uses methods that have been proven to be the most effective in the past. These methods include direct mail, recruiting seminars, telemarketing, trade shows, referral incentive programs, trade publication advertising and various education events. The Company may employ additional methods of recruiting in order to develop and determine the effectiveness of such alternatives.

                           Representative Development

The Representative Development process is the cornerstone of the Company's concept of providing the client with the most qualified professional Representative available. The Company has made, and will continue to make, significant investments in the development of programs to provide Representatives with training designed to keep them apprised of financial opportunities for their clients.

The Company requires its Representatives to obtain specific licenses, complete training programs and follow prescribed procedures in adding financial planning and implementation services to their practices.

The training and marketing programs offered by the Company to its Representatives include software support such as an asset allocation and tax form based investment analysis program. The training and marketing programs also offer educational events such as the RSS meetings (described above) and marketing initiatives including self-study kits, newsletters, and various other regional and national meetings sponsored by the Company.

                              Information Services

The Information Services Department provides computer support services for both the Company and its Representatives.

At the Company level, the Information Services Department is responsible for developing programs and maintaining the hardware that supports operations. During fiscal 1998, the Company upgraded its computer infrastructure with faster computers and a more stable network for information processing. The Information

Services Department also provided support for new processing systems in human resource management, accounting and transaction processing.

At the Representative level, the Information Services Department continued to develop the Company's Internet site and other programs to support the Representatives. The H.D. Vest Internet site provides or will provide the Representatives with access to account information, consolidated statements, stock quotes and market news, while creating a venue for sharing ideas with other Representatives. Other programs developed to assist the Representatives include a CD-ROM Resource Library, which provides reference materials and investment transaction forms, the CD-ROM Financial Check-Up System that assists in identifying clients needs, and the CD-ROM RSP which provides training on investment basics.

                      Insurance Agency Management Services

The Company provides management services to an affiliated insurance agency, H.D. Vest Insurance Services (HDVIns). HDVIns represents a diversified spectrum of national insurance companies offering life, health, disability, long-term care and variable and fixed annuity products for both individuals and businesses. Representatives of the Company are licensed through HDVIns to sell insurance products. These Representatives are paid a commission on such sales by HDVIns or HDVIS in certain circumstances. The Company does not receive any portion of these commissions but does receive a facility and service fee for management and other services rendered by the Company. The Company has charged HDVIns a facility and service fee of $170,628 for the three months ended December 31, 1998. The Company has charged HDVIns a facility and service fee of $493,604, $538,700 and $416,298 for the years ended September 30, 1998, 1997 and 1996, respectively. As of December 31, 1998, the Company had a receivable of approximately $230,813 from HDVIns.

                              Investment Services

H.D. Vest Investment Securities, Inc., formed in 1983 as a Texas Corporation, is registered as a broker-dealer in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico, and is the investment products and trading subsidiary of the Company. HDVIS offers non-proprietary investment products including mutual funds, unit investment trusts, direct investments, stocks and bonds. HDVIS is a member of the National Association of Securities Dealers, the Securities Investors Protection Corporation, and the Securities Industry Association.

                          Trading and Customer Service

Trading and customer services are provided by the Company to its Representatives on an ongoing basis. The Company's trading room processes trades in mutual funds, direct investments, unit investment trusts and individual securities. In addition, the H.D. Vest Discount Brokerage Service allows investors to buy and sell individual securities at discounted commission rates.

The following table summarizes the number of securities transactions processed by the Company:


    Three Months Ended
       December 31,         Fiscal   Years Ended September 30,
       ------------         ------   -------------------------

           1998              1998       1997            1996
           ----              ----       ----            ----

        1,781,438          5,551,515  4,042,941      2,422,705


Customer accounts for trading of stocks and bonds and certain mutual fund and direct participation programs are cleared on a fully disclosed basis through National Financial Services Corporation, 161 Devonshire Street, Mail Stop D6, Boston, Massachusetts 02110. National Financial Services Corporation, as the clearing firm for HDVIS, maintains all stock, bond and option transactions of HDVIS' customers on its own records. The majority of transactions involving mutual funds and direct participation programs are handled directly with the product distributors.

                           Representative Licensing

The Company provides step-by-step assistance to Representatives in obtaining their securities, insurance and Registered Investment Advisor licenses, including educational programs for exams and administrative processing through the National Association of Securities Dealers, and the state agencies supervising securities and insurance licensing.

                          Compliance and Supervision

The financial services industry is subject to extensive regulation on both the federal and state levels, with which the Company and its subsidiaries must comply (see Government Regulation). HDVIS and HDVAS must maintain current registration with the applicable regulatory bodies.

The Company requires that all Representatives follow the Company's Compliance and Supervisory Procedures. The Company's Compliance Department is responsible for Representatives' compliance with rules of the regulatory bodies that supervise the financial services industry. Due to the strict regulation of the financial services industry by federal and state agencies, it is important that the Company stay abreast of the activities of its Representatives and internal staff. The Company's Compliance Department supervises the investing activities of all Representatives.

                   Professional Investment Advisory Services

H.D. Vest Advisory Services, Inc. conducts the investment advisory activities of the Company. HDVAS, formed in 1987 as a Texas corporation, is registered as an investment advisor with the Securities and Exchange Commission and various state regulatory agencies and is a member of the Investment Company Institute. The Company's Representatives can register as Investment Advisor Representatives under HDVAS, giving them the ability to provide fee-based financial planning services to their clients.

HDVAS provides three fee-based services. The VestPremiere Investment Program is designed for clients with a minimum $100,000 of investable assets, and allows individual investors, foundations, endowments, retirement plans and trusts to access comprehensive and independent consulting services that historically were reserved for only large institutional investors. This service helps investors to determine an appropriate asset allocation and to choose the proper money managers to manage various portions of their investment portfolio. A quarterly report is provided to each client detailing investment performance.

The VestFlex Investment Program is designed to provide clients with a minimum $10,000 of investable assets with asset allocation and professional-monitoring services. Individual investment objectives and risk tolerances are utilized to select the optimal portfolio in order to meet the client's needs. Each portfolio is invested in a family of mutual funds and diversified into different asset classes. A quarterly report is provided to each client detailing investment performance.

The Vest Advisor Investment Program accommodates clients with a minimum of $25,000 of investable assets. These investments are managed by the client's Representative according to the portfolio goals established by the client. Each client's investment is held in a single brokerage account. A quarterly report is provided to each client detailing investment performance.

                                 New Programs

The Company plans to use the proceeds of this offering as well as cash amounts deferred under the Plan to undertake several new programs in the coming years in an effort to improve the productivity of its Representatives and the efficiency of the Company's corporate support staff. Such new programs will be implemented at the discretion of the Company.

Operational Improvements:

The Company is competing in an industry that is rapidly changing. In order to effectively respond to the competition, the Company and its corporate support staff and Representatives must evolve to meet these demands. The Company's goal is to provide its staff with the training opportunities and the systems support to meet this challenge.

Staff Training:
---------------

In order to achieve this goal the Company must continually assess and enhance its employees' skills and effectiveness. With the changes in the financial services industry, the Company's staff must learn new skills that will make it more adaptable and flexible. In order to ensure that the Company's staff is ready to meet the challenges afforded by working for a growth company in a fast-paced industry, the Company will develop a comprehensive training and continuing education curriculum. Various training media will be utilized for the delivery of the training programs, including audio, video, self-study and computer-based training.

Corporate Integrated Systems:
-----------------------------

In order to stay competitive in the financial services industry, the Company must improve its systems' capabilities. Because of the labor intensive nature of the Company's business caused by increases in regulatory paperwork and disclosure and pressure from Representatives regarding fees and payout, firms that do not keep pace with technology advancements will be left behind by their competition.

To the extent feasible due to current regulatory requirements, the Company's goal is to electronically communicate with the Representatives, eliminating as much mail, paper and telephone calls as possible. This affects every department at the Company and every Representative and client in the field. The ability of the Company to improve technological capabilities in a cost-effective manner could significantly affect growth and profitability.

Over the coming years, the Company plans to make the following systems improvements and enhancements:

     o    Improve analysis through development of systems.

     o    Improve telemarketing systems in Recruiting and Marketing.

     o Develop software that integrates existing systems with outside product information clearing houses to facilitate:
            -  Client account maintenance
            -  Transaction processing
            -  Cash Management
            - Exchange of information regarding client accounts with major product sponsors.

     o    Implement work flow management to improve staff efficiencies.

     o Develop expert system for staff and Representatives providing them access to information with 70% of expert ability.

Representative Integrated Systems:
----------------------------------

The Representatives have the same challenges that the Company faces in competing in today's financial services industry. They require integrated systems to effectively manage their practices. The Company must be on the leading edge of providing the best systems available for the management of all areas of our Representatives business. Over the coming years, the Company plans to develop or improve Representative systems in the following areas:

     o Communication software that not only allows direct communication with the home office but also provides look-up capabilities for client account information, commission status, customer service problem log status and access to compliance and licensing information and educational event registration.

     o Develop integrated systems to support marketing and operations, including contact management, tax preparation, marketing from the tax return, financial planning integrated with tax preparation software and investment monitoring and reporting.

     o    Develop programs for preparing client presentations.

Marketing Initiatives:

The Company firmly believes that in order to achieve its objectives, it will need to become well known by accounting and financial professionals as well as by the public at large. The Company has developed several strategies to achieve public awareness.

Book Publishing and Public Seminars:
------------------------------------

The Company has identified a series of financial planning oriented books to be published for the general public. The Company has published two books, "Wealth:
How to Get It, How to Keep It" and "Wealth Workout", published in 1993 and 1995, respectively. The Company promotes these books to Representatives, Representatives' clients and to the general public.

Cooperative Advertising:
------------------------

Representatives who meet specific criteria and agree to adhere to certain standard procedures will be invited to participate in the Company's future cooperative advertising programs and will share in the cost of development, testing and implementation of national, regional and local advertising initiatives.

Fee-Based Products and Services:
--------------------------------

The Company believes that in order to attract and retain successful Representatives, it must offer a variety of fee-based compensation programs in addition to the commission-based products that now comprise the majority of its revenues. In 1993 the

VestFlex program was introduced. The program has been well received by the Company's Representatives and is expected to expand over the next five years to include:

     o    Flexible investing into specific mutual funds
     o    Portfolio consisting of mutual funds of more than one fund family
     o Complete systemization of the processing of transactions and simplification of paperwork

Additionally, in October 1995, the VestAdvisor Program was introduced. This program accommodates clients with a minimum of $25,000 of current investment assets.

Direct Marketing Programs:
--------------------------

The Company plans to develop tested direct marketing programs for use by its Representatives. These would include marketing letters, brochures, seminar presentations and one-on-one client presentations and include complete training on use and implementation of the programs.

Public Seminars:
----------------
The Company plans to develop and conduct public seminars to educate the public on the importance of understanding basic financial principles.

Representative Development Activities:

Support:
--------
The accountant/tax professional Representative needs the support of the Company to implement financial planning services into their existing tax practice.

     o Field Support. The Company believes that an important element that is currently missing from its support services is the availability of in-field training and sales assistance for new Representatives and those who need more personalized services than can be provided via the telephone support of the home office. The Company believes that this can be accomplished through the widespread implementation of the Regional Support System (RSS). The RSS is a field support program designed to train and support Representatives in the technical aspects of financial planning, motivation and sales training, time and practice management, financial products, and support in actual client situations.

     o Technical Support. The Company offers comprehensive Technical Support services to its Representatives. These services include support in the areas of Retirement Planning, Investment Planning, Education Planning, Employee Benefits, Tax Planning, Risk Management, Qualified Plans, Product Selection, Bank Marketing Programs and Marketing Strategies. The

          Company employs staff experts in every area who are dedicated to providing technical information to its Representatives. The Company believes that the addition of staff experts in Estate Planning, Portfolio Management, Asset Allocation and Insurance are key to the continued success of the Technical Support services.

     o Product Support. Because of the large volume of product sales the Company supplies to major product sponsors, it has been able to negotiate personalized product support from the wholesaler teams of the sponsors. The wholesalers are available to Representatives for client presentations, seminar presentations and assistance in product selection.

Training:
---------

The Company has done extensive research into the training necessary to accomplish a successful and profitable transition for the tax professional to provide financial planning services to his or her clients. The research has shown that the basic needs for training fall into the following categories:

     o    Technical (identifying client needs)
     o    Product (choosing a product)
     o    Operations (processing paperwork)
     o    Sales (making the recommendation)
     o    Marketing (proven marketing techniques)
     o    Motivation (overcoming fears)
     o    Practice Management (transition to financial planning)

In June, 1994, the Company completed work on the first in its series of many comprehensive, integrated training programs (the Rep Success Program). These programs will utilize various training media in order to maximize the success of the program.

In addition to providing top quality training programs to enhance the skills of the Representatives, the Company plans to provide Continuing Professional Education (CPE) credit where available for CPAs, CFPs, EAs, CLUs, ChFCs and other financial services designations.

                       OPERATIONS AND SOURCES OF REVENUE

The Company and its subsidiaries operate primarily in a single industry segment: securities brokerage and related financial services. The following table sets forth the Company's total revenues by major source:

                    Summary Of Company's Sources Of Revenue


                                            Three Months
                                               Ended
                                            December 31,             Year ending September 30,
                                            ------------             -------------------------
                                                1998             1998           1997           1996
                                            ------------     ------------    -----------    -----------
Commission Revenue
  Mutual Fund and UITs                      $17,597,386      $ 75,289,791    $54,222,732    $44,960,556
  Insurance Products                          4,924,119        13,785,487     10,098,858      7,753,815
  Stocks, Bonds and
   Options                                    3,110,090         6,006,235      4,084,707      2,752,832
  Partnership Interests                          31,450           174,060        101,885        126,945
  Trading                                         8,162           102,282        228,217         29,863
Portfolio Management Fees                     4,719,528        17,049,614     11,070,632      6,480,537
Marketing and Education
  Fees                                        3,693,435         7,319,004      6,396,111      4,182,201
Facility and Service Fees
  from Affiliate                                170,628           493,604        538,700        416,298
All Other                                       280,589         1,033,559      1,082,540        806,175
                                            -----------      ------------    -----------    -----------

Total Revenue                               $34,535,387      $121,253,636    $87,824,382    $67,509,222
                                            ===========      ============    ===========    ===========



For the three months ended December 31, 1998, the Company had assets of $26,561,572 and net income of $179,354. The Company had assets of $29,111,026, $19,747,631 and $16,950,759 for the years ended September 30, 1998, 1997 and
1996, respectively. The Company had net income of $1,427,312, $2,142,063 and $1,188,707 for the years ended September 30, 1998, 1997 and 1996, respectively.

                                  TRADEMARKS

The Company has trademarks, including H.D. Vest Financial Services, that protect the Company against the unauthorized use of its corporate name and programs. These trade names are valuable assets of the Company and unauthorized use of these trade names are prosecuted as necessary to protect the Company's interests.

                        DEPENDENCE ON A SINGLE CUSTOMER

No material part of the Company's consolidated commission revenues is originated by a single Representative.

                             GOVERNMENT REGULATION

H.D. Vest Investment Securities, Inc. - The securities industry in the United States is subject to extensive regulation under federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers such as HDVIS, however, has been delegated to self-regulatory organizations such as the NASD. The NASD conducts periodic examinations of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered. HDVIS is currently registered as a broker-dealer in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico.

The regulations to which broker-dealers are subject cover all aspects of the securities business, including sales methods, representative supervision, trade practices among broker-dealers, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and by self-regulatory organizations, and changes in the interpretation of enforcement of existing laws and rules often directly affect the method of operation and profitability of broker-dealers. The SEC and the self-regulatory organizations may conduct administrative proceedings that can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulations and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers.

HDVIS is a member of the Securities Investors Protection Corporation (SIPC). SIPC provides protection to customers (but not shareholders) if a SIPC member fails financially. Customers (not including investors in the stock of the Company) of HDVIS that have securities and/or cash on deposit with HDVIS, would be protected up to a maximum of $500,000, including up to $100,000 on claims for cash.

HDVIS is subject to the SEC's Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to
1. Minimum net capital can never be lower than $250,000 or 6 2/3% of aggregate indebtedness, as defined, whichever is greater. In computing net capital under the Uniform Net Capital Rule, various adjustments are made to net worth to exclude assets which are not readily convertible into cash and to conservatively state other assets, such as a firm's position in the securities that it holds in its own account. To that end, a deduction is made against the market value of such securities to reflect the possibility of a market decline prior to their disposition. For each dollar that net capital is reduced, by means of such deductions or otherwise (for example, through operating losses or capital rules, which are unique to the securities industry), financial restrictions are imposed upon the Company which are more severe than those imposed on corporations engaged in certain other types of business (see Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources). HDVIS had net capital, required net capital and excess net capital the three months ended December 31, 1998, and for the years ended September 30, 1998, 1997 and 1996 as follows:


                           Three Months
                              Ended
                           December 31,         Year ending September 30,
                           -----------   ---------------------------------------
                              1998           1998          1997         1996
                           -----------   -----------   -----------   -----------

Net capital                 $2,349,191    $2,134,772    $1,992,987    $1,409,407

Required net capital           452,184       407,842       381,470       392,490

Excess net capital          $1,897,007    $1,726,930    $1,611,517    $1,016,917


H.D. Vest Advisory Services, Inc. - The financial planning industry is subject to federal regulation under the Investment Advisor Act of 1940, requiring those providing fee-based investment advice to register with the SEC. Most states also have registration and reporting requirements. HDVAS is registered as an investment advisor with the SEC and all 50 states, the District of Columbia, and the Commonwealth of Puerto Rico.

                                  COMPETITION

There is intense competition in the brokerage and insurance industry from large, diversified, well-capitalized brokerage firms, financial institutions and other organizations. Retail financial service providers and other financial institutions are investing substantial capital in advertising and direct solicitation of customers to increase their market share. In many cases the Company is competing directly with these organizations for the same market share.

                                   EMPLOYEES

At December 31, 1998, the Company employed 302 full-time employees who provide support services to Representatives of the Company. To the extent that the Company recruits additional Representatives, the number of employees would be expected to increase proportionately during the fiscal year ending September 30, 1999.

                            Employees by Department
                            As of December 31, 1998

           Marketing and Technical Support                     125
           Administration and Other                             42
           Operations                                          121
           Educational Services                                 14
                                                               ---
           Total Employees                                     302
                                                               ===


The majority of employees are college graduates and are securities licensed.

                                   PROPERTY

During January 1998, the Company relocated its corporate headquarters, occupying approximately 80,000 square feet of office space in a new facility, located at 6333 North State Highway 161, Fourth Floor, Irving, Texas 75038. The Company's lease expires in December 2007. The Company also occupies approximately 15,000 square feet of space used for warehouse, mail fulfillment and printing located at 3225 Premier Street, Suite 150, Irving, Texas 75063.

                                  MANAGEMENT

The following table provides certain information about each of the Company's and its subsidiaries' current members of the Board of Directors, officers and directors of certain divisions of the Company as of December 31, 1998.

Name                            Age                Position with the Company
----                            ---                -------------------------

Herb D. Vest                     54                Chairman of the Board of
                                                   Directors, President and
                                                   Chief Executive Officer

Barbara Vest                     52                Representative Relations
                                                   Director, and Board of
                                                   Directors

Kenneth E. Reynolds              70                Board of Directors

Jack B. Strong                   69                Board of Directors

Jerry M. Prater                  56                Board of Directors

Phillip W. Mayer                 56                Board of Directors

Lynn R. Niedermeier(1)           45                Board of Directors

Kenneth R. Petree                56                Board of Directors

Roger Ochs                       37                Marketing Director

Shannon A. Soefje                39                Senior Vice President and
                                                   Corporate Secretary

Ted Sinclair                     35                Vice President and Chief
                                                   Financial Officer



(1) Resigned from the Board of Directors effective August 26, 1998. Ms. Niedermeier accepted a position with Arthur Andersen LLP in Phoenix, and was required to resign her position on the Board of Directors of an Arthur Andersen LLP audit client.

                            Directors and Officers

Herb D. Vest, Chairman of the Board of Directors, President and Chief Executive Officer. Prior to assuming his present position with the Company and HDVIS in June 1983, Mr. Vest practiced public accounting and financial planning for ten years as the sole proprietor of Herb D. Vest, CPA. Prior to June 1983, Mr. Vest was also registered with a National Association of Securities Dealers firm. Mr. Vest is a Certified Public Accountant, Certified Management Accountant, Certified Financial Planner, Chartered Financial Analyst, Certified Fund Specialist, Chartered Life Underwriter, Registered Health Underwriter, Chartered Financial Consultant, Accredited Personal Financial Specialist and Certified Employee Benefit Specialist. He holds certificates in Pension and Executive Compensation and Estate Planning & Taxation from the American College. Mr. Vest holds a Bachelor of Science Degree in Political Science and Masters of Science Degrees, in Taxation, Financial Services and Management. He holds a Juris Doctorate from an unaccredited law school and is licensed to practice law in California. Mr. Vest holds a Doctorate in International Business Administration. He is a National Association of Securities Dealers General Securities Principal, Registered Options Principal, Municipal Securities Principal, and Financial and Operations Principal. He is a licensed real estate broker and licensed life, health and accident insurance agent. Following graduation from college in 1966, Mr. Vest served as an infantry officer in the U.S. Army, including two tours of duty in Vietnam. He has served as a lecturer at local colleges and universities including the University of Texas at Arlington and the Seminar for Financial Analysts held at the University of Windsor, Ontario. He is also a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Additionally, Mr. Vest has written on international trade, taxation, portfolio management and the financial services profession for such publications as Global Custodian, Business Mexico, Personal Financial Planning, Accounting Today, CFP Today, Real Estate Securities & Capital Markets, and The Dallas Business Journal. In 1994 - 1998, Mr. Vest was voted among the 100 Most Influential People in Accounting by Accounting Today magazine.

Barbara Vest, Board of Directors, Representative Relations Director. She has been involved in every phase of developing the Company. Her responsibilities include expanding the Company's Representative force and developing Representative services. Ms. Vest was integrally involved in Herb Vest's private CPA practice for ten years in Irving, Texas and was an independent consultant to the Company until October 1996 when she was employed by the Company as Representative Relations Director. She is qualified to speak on many facets of practice development for the tax and financial professional. Image building, goal setting, referral development and employee training are just a few of the topics in Ms. Vest's speaking repertoire. She is also a featured columnist for Accounting Today. Ms. Vest is active in many national and local professional organizations and is a dedicated Company

Representative for the community and political affairs. She holds a master's degree from Texas Tech University and is a member of Mensa. She holds a real estate license, a Group I Life Insurance license, and is a NASD General Securities Principal. Ms. Vest is also a member of the Texas Woman's Alliance and Sales and Marketing Executives associations.

Kenneth E. Reynolds, Board of Directors. He started his Norman, Oklahoma-based Certified Public Accounting practice in 1965. He is past Chairman of the Personal Financial Planning Committee of the Oklahoma Society of CPAs and past President of the Norman Chapter of the Oklahoma Society of CPAs. Also, Mr. Reynolds serves on the Arthur Andersen LLP A-plus Tax User Advisory Committee. He became a registered Representative of the Company in 1987 and became a Director of the Company in fiscal year 1993.

Jack B. Strong, Board of Directors. He was elected to the Texas State Senate in 1962, where he served until his retirement in 1971. Since leaving the Senate, he has served on various state committees, boards and commissions, including chairing Lt. Governor Hobby's Blue Ribbon Committee on Ethics Reform, the Regional Medical Program of Texas, and the Texas State Board of Education, and currently serves on the Interstate Oil Compact Commission. Mr. Strong serves as President of Texas-based General Equities, Inc. and Strongworth, Inc. From January 1992 to January 1993, Mr. Strong served as an advisor to the Company's Board. He has been a Director of the Company since fiscal year 1993.

Jerry M. Prater, Board of Directors. He has been a practicing Certified Public Accountant since 1983. He has held positions with agencies of the U.S. Department of Defense, Continental Electronics Mfg. Co., Hill & Wilkinson and Quazon Corporation, prior to founding his own Dallas, Texas-based public accounting practice in 1983. Mr. Prater was elected to the Board of Directors of the Company in 1994.

Phillip W. Mayer, Board of Directors. He has held a variety of command and staff positions as an Infantry Officer in the United States Army prior to his retirement in 1982. Mr. Mayer holds two master's degrees and was designated a Certified Public Manager by the Arizona State University Advanced Public Executive Program in 1990. Since 1985, he has worked in the corrections profession as a Program Manager and Director of Staff Training. He currently serves as a Staff Training Manager for the Santa Clara County Department of Correction, San Jose, California. Mr. Mayer was elected to the Board of Directors of the Company in 1994.

Lynn R. Niedermeier, Board of Directors. Ms. Niedermeier was an employee of the Company from 1987 through 1993. During that time she was the Company's Vice President of Marketing responsible for managing the Company's sales, marketing, recruiting and educational programs. She was promoted to the position of Executive Vice President in February 1993 and held that position until her resignation in April 1994. In November 1994, Ms.

Niedermeier rejoined the Company as its President. In December 1995, Ms. Niedermeier resigned as President. Ms. Niedermeier is a Certified Public Accountant and was a Manager at Arthur Andersen LLP prior to joining the Company. Ms. Niedermeier is a former City Councilwoman for Grapevine, Texas. She was elected to the Company's Board of Directors in 1994. Effective August 26, 1998, Ms. Niedermeier resigned from the Board of Directors. Ms. Niedermeier accepted a position with Arthur Andersen LLP in Phoenix, and was required to resign her position on the Board of Directors of an Arthur Andersen LLP audit client.

Kenneth R. Petree, Board of Directors. Mr. Petree is a Development Officer for the Central, North, West and East Texas Regions for Bank United, Texas. He currently serves on the Board of Directors and chairs the Loan and Discount Committee for the Fort Worth Economic Development Corporation, a non-profit entity. Mr. Petree has extensive experience in the banking industry and has held executive positions with Overton Bank and Trust, N.A., and Irving National Bank. Mr. Petree was appointed to the Board of Directors to complete the term of Ms. Niedermeier.

Roger Ochs, Marketing Director. Mr. Ochs was employed by the Company in 1987 and was promoted to Marketing Director in 1995. He is responsible for directing the Company's Recruiting and Development, Field Support, Educational Services, Marketing, Advisory Services and Financial Planning Support departments. Mr. Ochs previously served as Manager of the Technical Services Division, which included Advisory Services, Retirement Services, Estate Planning Services and the Banking Division. He graduated from Angelo State University with a bachelor of business administration, a master of business administration from Trinity University and a juris doctor degree from Southern Methodist University School of Law. He is licensed to practice law in the state of Texas. He is a General Securities Representative, General Securities Principal, Registered Options Principal, Municipal Securities Principal, General Life Insurance Agent, Certified Financial Planner and a Chartered Life Underwriter.

Shannon A. Soefje, Senior Vice President/Corporate Secretary. Ms. Soefje was employed by the Company in 1990. In fiscal 1995, she was promoted to Senior Vice President and is responsible for the management of corporate resources which includes the strategic design and implementation of promotional campaigns and the development of corporate and Representative marketing materials. She has held other management positions in the Company including the following departments: Operations, Compliance, Licensing, Recruiting and Research departments. She graduated from Oklahoma City University with a Bachelor of Science degree in business administration. Since 1977, Ms. Soefje has worked for various investment firms. She is a Certified Funds Specialist, General Securities Principal, Registered Options Principal, Municipal Securities Principal and Financial and Operations Principal.

W. Ted Sinclair, Vice President/Chief Financial Officer. Mr. Sinclair was employed by the Company in fiscal 1987 and was promoted to Vice President in fiscal 1993. He is responsible for the financial management of the Company and financial, tax and management reporting and budgeting. Mr. Sinclair previously served as Controller and was responsible for coordinating and controlling all financial reporting and tax activities. He graduated from the University of North Texas with a Bachelor of Science degree in Accounting. He is a Certified Public Accountant, Certified Management Accountant, Certified Financial Planner and a Certified Fund Specialist. He is a General Securities Representative, General Securities Principal, Registered Options Principal, Municipal Securities Principal and Financial and Operations Principal.

                   Remuneration of Directors and Management

The following table sets forth all remuneration earned in salary and bonus in the current year to the Chief Executive Officer, the highest paid members of the Board of Directors, Officers and key Senior Managers each receiving in excess of $100,000.

                          Summary Compensation Table

---------------------------------------------------------------------------------------------------------------------------
         Name & Principal             Fiscal                                Restricted         Stock            All Other
             Position                  Year      Salary         Bonus      Stock Awards       Options          Compensation
                                                                                                (1)
---------------------------------------------------------------------------------------------------------------------------
Herb D. Vest                           1998      900,000      2,340,148          -               -                  53,700
Chairman of the                        1997      862,500      1,869,497          -               -                  45,774
Board of Directors, President and      1996      687,500      1,500,000          -               -                  21,996
Chief Executive Officer(2)

Barbara Vest                           1998      325,000         27,283          -               -                  29,500
Director and Director                  1997      284,167              -          -               -                  43,793
Of Representative                      1996            -              -          -               -                 220,008
Relations

Roger Ochs                             1998      150,000        194,898          -               -                       -
Marketing Director                     1997      150,000        155,791          -               -                       -
                                       1996      136,045        125,000          -               -                       -

Shannon Soefje                         1998      140,000         90,952          -               -                       -
Senior Vice President and              1997      135,000         65,851          -               -                       -
Corporate Secretary                    1996      125,500         62,500          -               -                       -

Ted Sinclair                           1998      145,000         90,952
Vice President and Chief               1997      140,000         75,753          -               -                       -
Financial Officer                      1996      130,625         62,500          -               -                       -
---------------------------------------------------------------------------------------------------------------------------

1) All officers are covered under a stock option plan (see Management -Stock Options and Certain Transactions - Stock Options). No goals have been set to issue common stock options for fiscal years ending September 30, 1998, 1997 or 1996. No awards were earned in 1998, 1997 or 1996.

2) See Management Agreements for a description of the terms of Mr. Vest's current management agreement.

                             CERTAIN TRANSACTIONS

                     Issuance of Series A Preferred Stock

The Company issued 166,667 shares of non-voting Series A Convertible Preferred Stock at a price of $6.00 in exchange for $1,000,002 in principal amount on a note held by a Financial Services company. The price of the non-voting Series A Convertible Preferred Stock was determined through consultation with RAF Financial Corporation. This transaction was completed pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 30, 1991 (see Certain Transactions - Loan Agreements). In August of 1997, Herb D. Vest, principal common shareholder, acquired these shares in a private transaction.

The Company issued for cash 83,400 shares of non-voting Series A Preferred Stock at a price of $6.00 per share, in exchange for $500,400, to a second Financial Services company. This sale was effected pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 24, 1991. In January 1999, Herb D. Vest, principal common shareholder acquired these shares in a private transaction.

                         Transactions with Management

The terms of the transactions described below are as fair to the Company as could have been made with unaffiliated parties where available and were approved by the Company's independent and disinterested directors.

Future transactions between the Company and its affiliates will be approved by the independent and disinterested directors and will be on terms no less favorable than could be obtained from unaffiliated parties, where available.

MANAGEMENT AGREEMENTS

The Company has an agreement with Herb D. Vest (principal common shareholder) for management services to the Company. The agreement with Herb D. Vest provides for a management fee per year including an annual bonus based on the Company's performance related to revenue and net income goals, additions of Company affiliates and Fee Based Assets under Management, as established by the Board of Directors. Effective January 1, 1997, the Company increased the annual management fee due to Mr. Vest to $900,000 from $750,000. The 38% increase in the Company's revenues combined with positive earnings after consideration of the bonus, as well as the other factors used to determine the bonus resulted in the payment of $2,340,148 bonus under the executive officer's compensation plan in fiscal 1998. The Company paid a bonus of $1,869,497 and $1,500,000 in fiscal 1997 and

1996, respectively. Management fees under these agreements were $3,240,148, $2,731,997 and $2,187,500 for the years ended September 30, 1998, 1997 and 1996, respectively. For the three months ended December 31, 1998, the Company expensed approximately $150,000 related to management fees to Mr. Vest.

The Company also had a consulting agreement with Ms. Barbara Vest through October 1996. In November 1996, Ms. Vest was employed by the Company as its Representative Relations Director, thereby terminating her consulting contract. Amounts paid to Ms. Vest during the years ended September 30, 1998, 1997, and 1996 under these arrangements were approximately $325,000, $300,000, and $200,000 respectively. For the three months ended December 31, 1998, the Company has expensed approximately $87,500 to Ms. Vest who remains employed by the Company as its Representative Relations Director.

H.D. VEST INSURANCE SERVICES

H.D. Vest Insurance Services is a sole proprietorship owned by Herb D. Vest. HDVIns general insurance agency appoints Representatives with various insurance companies to enable them to sell insurance products to their clients. The Company, in accordance with the terms of a facilities and services agreement, provides certain management and other services to HDVIns and is paid a fee for these services. The value of these services for fiscal year ended 1998 has been determined based on the prorata portion of certain relevant expenses as a percentage of HDVIns revenues to total consolidated revenues. To the extent the Company renders services to HDVIns for which it is not compensated, such action could constitute a conflict of interest since Mr. Vest is both the principal common shareholder and Chairman of the Board of Directors of the Company. The services provided to HDVIns by the Company are summarized below.

Management, accounting, referral data base, client tracking services, solicitation, tracking of renewal policies of insurance, collection of premiums and commissions, processing of insurance transactions, payment of salaries and other expenses, cost of recruiting, training and reporting to agents and other services as deemed appropriate by the Company. In accordance with this agreement the Company has charged HDVIns $493,604, $538,700 and $416,298 for the years ended September 30, 1998, 1997, and 1996 respectively, for facilities and management services rendered. For the three months ended December 31, 1998, the Company charged HDVIns $170,628.

LINES OF CREDIT

The Company has an agreement to provide Herb D. Vest a revolving line of credit in an amount not to exceed $2,000,000, collateralized by Mr. Vest's unrestricted Company common stock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. Under the agreement interest accrues on unpaid principal balances at a rate of 11%. In June 1998, Mr. Vest reduced to zero the outstanding principal balance, together with the accrued interest, of his revolving line of credit from the Company. At December 31, 1998, Mr. Vest had no outstanding principal or accrued interest outstanding on this line.

The Company has an agreement to provide Barbara Vest a revolving line of credit in an amount not to exceed $700,000, collateralized by Ms. Vest's unrestricted Company common stock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. Under the agreement, interest accrues on unpaid principal balances at a rate of 11%. During December 1998, Barbara Vest reduced to zero the outstanding principal balance, together with the accrued interest, of her revolving line of credit from the Company. At December 31, 1998, Ms. Vest had no outstanding principal or accrued interest outstanding on this line.

EDUCATION COSTS

The Company maintains a formal policy for reimbursement of continuing education expenses incurred by officers and employees. Employees are generally reimbursed for expenses incurred in the pursuit of professional designations, undergraduate degrees, graduate degrees or specialized training. The Company promotes personal and professional growth of its employees in order to provide a qualified staff to its Representatives.

401(k) RETIREMENT PLAN

In March 1993, the Company formed a 401(k) retirement plan for eligible employees. To be eligible for the 401(k) retirement plan an employee must be employed on a continuous full-time basis for one year and work a minimum of 40 hours per week. The Company matches contributions made by employees at a rate of 20 cents for each dollar contributed, up to an annual limit of $1,848 per employee. Company contributions to the 401(k) retirement plan for the fiscal years ended September 30, 1998, 1997 and 1996 were $106,042, $87,776 and
$55,077, respectively. Company contributions to the 401(k) retirement plan for the three months ended December 31, 1998, were $13,585.

EXECUTIVE OFFICER COMPENSATION PLAN

During April 1994, the Board of Directors of the Company adopted an Executive Officer's Compensation Plan. The purpose of the Executive Officers Compensation Plan is to provide additional compensation to a select group of management employees of the Company in order to motivate and retain them, as well as to provide them an incentive to guide the Company in attaining higher revenue goals. The Company will provide this additional compensation under the Executive Officer's Compensation Plan in the form of salary, restricted stock, incentive cash and restricted stock bonuses, as well as severance and change-in-control benefits.

As an unfunded plan of deferred compensation, it is administered by the Chief Executive Officer of the Company, who is presently Herb D. Vest. Eligibility to participate in the Executive Officers Compensation Plan is determined in the sole and absolute discretion of the Company, which establishes eligibility provisions of the executive officer compensation plan that it may change at any time in its sole and absolute discretion.

Currently, to be eligible to participate in the Executive Officer's Compensation Plan, an individual must be an executive employee of the Company, have completed at least two full years of Company service, and be part of a select group of management employees designated by the Company's Board of Directors. The individual employee must also sign an Officer's Deferred Compensation Agreement and an Officer Agreement as a condition precedent to becoming a participant in the Executive Officer's Compensation Plan.

Under the Restricted Stock portion of the Executive Officer's Compensation Plan, a number of shares of restricted stock are determined by the Chief Executive Officer of the Company as allocable to a particular participant. This restricted stock is credited to the participant's account and will be vested and distributable upon the first to occur of the following events: (1) Long term disability, death of the participant or attaining the preselected Deferral Date; or (2) The date of a "change-in-control" of the Company (as that term is defined in the executive officer's deferred compensation plan). No stock was earned under the Executive Officer's Compensation Plan for the fiscal year ended September 30, 1998. Under the Executive Officer's Compensation Plan, the Board of Directors also annually sets three revenue goals - a threshold, target and maximum goal. If attained, the revenue goals will generate a set cash bonus for the participant, payable unless certain losses are also incurred.

In addition, bonus stock will be credited to participants' accounts in the form of restricted stock on the basis of the Company's attaining three-year cumulative revenue goals. Each year these goals are set by the Board of Directors for the upcoming three years and are based in part on the previous year's goals that consist of a threshold, a target and a maximum cumulative revenue goal. Upon attaining one of these goals, bonus stock credited in the form of restricted stock to the participant's plan vests and will become distributable only upon retirement, long term disability or death of the participant, or the date of a "change-in-control" of the Company (as that term is defined in the Executive Officer's Compensation Plan). No goals have been set to issue common stock options for fiscal years ending September 30, 1998, 1997 or 1996. No awards were earned in 1998, 1997 or 1996.

STOCK OPTIONS

The Board of Directors of the Company adopted a Stock Option Plan as of October 1, 1987, in order to attract, retain, motivate and encourage stock ownership by employees, officers and directors of the Company and its subsidiaries. The Stock Option Plan is administered by a stock option committee (Committee), appointed by the Chief Executive Officer, consisting of one to three members. The members of the Committee shall be eligible to receive options under the Stock Option Plan.

The Committee currently consists of one member, Herb D. Vest. Options granted under the Stock Option Plan are not intended to qualify as Incentive Stock Options under Section 422(a) of the Internal Revenue Code of 1986, as amended from time to time. The Company has reserved up to 800,000 shares of its common stock for options under the Stock Option Plan. The options must be paid in cash, unless otherwise permitted by the Committee. The exercise price of any options granted in the future will not be less than 100% of the fair market value of the common stock on the date of grant.

The Committee, at the direction of the Chief Executive Officer, may amend, modify or terminate the Stock Option Plan, provided however, no action of the Committee, without approval of the Chief Executive Officer and the shareholders of the Company may:

(a) Increase the total number of shares covered by the Stock Option Plan.

(b) Change the manner for determining the option price.

(c) Shorten the period that must lapse before options are eligible to be exercised.

(d) Permit options to be granted which expire beyond the period provided in the Stock Option Plan.

(e) Withdraw administration of the Stock Option Plan from the Committee.

(f) Permit granting of options at less than the option price.

Anti-dilution provisions in the Stock Option Plan provide for adjustment of the Option exercise price and the number of shares of common stock issuable upon exercise to prevent dilution of their value upon the occurrence of certain events.

Options covering 191,497 shares were granted at an option price of $8.50 per share as of October 1, 1987 to employees; 49,948 of these options remain outstanding as of December 31, 1998.

During 1992, options covering 460,000 shares were granted at an option price ranging from $2.50 to $6.00 per share to employees and certain advisors to the Company's Board of Directors. 260,000 of these options remain outstanding as of September 30, 1998. In March 1997, Herb D. Vest, principal common shareholder, purchased 150,000 options from two former employees of the Company in a private transaction. The options are included in the 260,000 outstanding options at September 30, 1998.

In November 1992, the Company resolved that the independent directors are to receive stock options for 2,000 shares of common stock to be exercisable at the price of the common stock on the date of issuance and to be issued quarterly to the independent directors. During June 1998, the Board of Directors resolved to eliminate the stock options for the independent directors. During June 1998, Mr. Vest purchased 64,000 of these options from two independent directors. At December 31, 1998, 76,000 options were outstanding.

As a result of the foregoing, options covering 385,948 shares of common stock, with exercise prices ranging from $2.38 to $8.50 per share have been issued to officers, directors, and employees of the Company. The following table provides information with respect to the named officers and directors concerning the options outstanding as of December 31, 1998:

               Aggregated Option Exercises at December 31, 1998
                               and Option Values

--------------------------------------------------------------------------------------------------------------------
                    Shares                         Number of Unexercised                Value of Unexercised, In
                   Acquired                           Options Held at                     -The-Money Options at
                    Through                          December 31, 1998                      December 31, 1998
                                                     -----------------                      -----------------
Name                Options       Value          Exercisable    Unexercisable        Exercisable     Unexercisable
                   Exercised     Realized                                                (1)              (2)
--------------------------------------------------------------------------------------------------------------------
Herb D. Vest           -          -                359,148            -                308,830             -
Wesley T. Sinclair     -          -                  1,456            -                      -             -


(1) Represents the difference between the closing price of the Company's common stock on December 31, 1998 and the exercise price of the options.

(2) The current fair market value of the stock at December 31, 1998 was below the option exercise price.

COMPENSATION OF DIRECTORS

The Company's Board of Directors holds formal and informal meetings throughout the year with management and shareholders to discuss Company affairs.

The Company's Board of Directors has an Audit Committee. The function of the Audit Committee is (i)to oversee the Company's system of internal control and the financial reporting process; (ii) to review the internal audit function;
(iii) to approve the selection of the Company's independent accountants; and
(iv)to review audit reports. The members of the Audit Committee during fiscal 1998 were Jerry Prater, Jack Strong and Phillip Mayer.

The Company's Board of Directors has a Compensation Committee. The Function of the Compensation Committee is to review, discuss and advise management and officers of the Company regarding compensation and other employment benefits afforded officers and employees of the Company. As of September 30, 1998, the Compensation Committee are the members of the Board of Directors: Herb D. Vest, Barbara Vest, Kenneth R. Petree, Jack Strong, Kenneth Reynolds, Jerry Prater and Phillip Mayer.

Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. Total compensation to the Directors for the three months ended December 31, 1998, and year ended September 30, 1998 is as follows:

                                                                                               Compensation
                                                                                    ---------------------------------
                                                                                    Three Months         Year Ended
                                                                                       Ended             ----------
Name                                    Title                                       December 31,        September 30,
----                                    -----                                       ------------        -------------
                                                                                        1998                1998
                                                                                        ----                ----
Herb D. Vest                            Chairman of the Board of Directors             $13,425             $53,700
Barbara Vest                            Director                                         7,375              29,500
Jack Strong                             Director and Member-Audit Committee              8,375              33,500
Kenneth Reynolds                        Director                                         7,375              29,500
Jerry Prater                            Director and Chairman of the                     8,875              35,500
                                        Audit Committee
Phillip Mayer                           Director and Member-Audit Committee              8,375              33,500
Lynn Niedermeier                        Director                                             -              27,042
Kenneth Petree                          Director                                         7,375               2,458

Prior to June 1998 the independent Board members were entitled to receive quarterly stock options for 2,000 shares of Common Stock, exercisable at the price of the Common Stock on the date of issuance. Mr. Strong and Strongworth, Inc., an entity with which

Mr. Strong is affiliated, received approximately $7,500 in professional fees for services performed for the Company for the three months ended December 31, 1998.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company's By-Laws contain certain indemnification provisions for its officers and directors whereby each is to be indemnified to the fullest extent permitted by Texas law for expenses and liabilities arising out of litigation by reason of the fact that such person was an officer or director of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


The following information is furnished as of December 31, 1998, to indicate beneficial ownership of more than 5% of the Company's Common Stock, as well as beneficial ownership by each director and certain executives, individually and directors of the Company, as a group, of shares of the Company's Common stock.



                           # OF SHARES
   OWNER                  BENEFICIALLY OWNED            % OF SHARES
---------------------     ------------------            -----------
Herb D. Vest                  3,220,932 (1)                  53%

Barbara Vest                  1,475,781                      24%

Shannon A. Soefje                 1,339                       *

Kenneth E. Reynolds                 550                       *

Jack B. Strong                      100                       *

W. Ted Sinclair                   1,481                       *

Roger Ochs                        2,324                       *

Officers and Directors
  as a Group                  4,702,507                      78%

*  Less than one percent.

(1) Includes 2,611,717 of Outstanding Common Stock, 314,000 Common Stock Options with an exercise price ranging from $2.38 to $5.06, 45,148 Common Stock Options with an exercise price of $8.50, and 250,067 Exercisable Convertible Series A Preferred Stock with a conversion rate of one preferred share for one share of common stock. Ownership percentage excluding Common Stock Options and the Convertible Series A Preferred Stock is 48%.

                            PRINCIPAL SHAREHOLDERS

                                                        Number of        Percent        Shares Owned     Percent
Owner                                                 Shares Owned         Of         Upon Completion      Of
-----                                                Before Offering     Shares       Of Offering (1)    Shares
                                                     ---------------     ------       ---------------    ------
Herb D. Vest (2) (3) (4)                                 2,611,717         48%            2,611,717        48%
6333 North State Highway 161
Fourth Floor
Irving, Texas  75038

Barbara Vest                                             1,475,781         27%            1,475,781        27%
6333 North State Highway 161
Fourth Floor
Irving, Texas  75038

Other Shareholders (2)                                   1,335,843         25%            1,335,843        25%

(1)  Assumes that no stock options are exercised.

(2)  Assumes that the holders of the 250,067 shares of Preferred Stock, by Herb
     D. Vest, do not exercise their conversion privileges.
(3) Not included in this number are options to purchase 314,000 shares of the Common Stock of the Company, which are presently exercisable at an exercise price ranging from $2.38 to $5.06.
(4) Not included in this number are options to purchase 45,148 shares of the Common Stock of the Company which are presently exercisable at an exercise price of $8.50.


                        SHARES ELIGIBLE FOR FUTURE SALE

Of the 5,423,341 shares of common stock outstanding as of December 31, 1998, 4,059,554 shares of common stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act of 1933, as amended. Under this rule, a person (or persons whose shares are aggregated) not affiliated with the issuer who has satisfied a one-year holding period may, under certain circumstances, sell within a three-month period a number of shares which does not exceed the greater of 1% of the shares outstanding or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. After a two-year holding period, if a person is not an affiliate and has not been an affiliate for the last three months, then the person can sell his shares without any restrictions applicable to Rule 144. Herb D. Vest, the Chairman of the Board and Chief Executive Officer of the Company, owns 2,454,088 shares, which are subject to Rule 144. Mr. Vest acquired the majority of his shares in February 1987. Barbara Vest, an employee and Director of the Company owns 1,443,543 shares that are subject to Rule 144. Future sales under Rule 144 may have a depressive effect on the price of the Company's common stock.

                           DESCRIPTION OF SECURITIES

                  Representatives Deferred Compensation Plan

In March 1995, the Board of Directors established the H.D. Vest Representatives Deferred Compensation Plan ("the Plan" - capitalized terms used in this section have specific meanings as defined in the Plan). The Plan is an optional, non-qualified, unfunded, deferred compensation plan which is available exclusively to the Company's Representatives who are independent contractors and neither employees nor officers of the Company. The Plan provides Representatives an opportunity to defer receipt of Compensation on a pre-tax basis for selected periods, thus postponing recognition of income otherwise currently taxable, and subsequently receiving the deferred compensation plus a Matching Contribution. At the end of each Deferral Period, the Deferral Amount and the related Matching Contribution will be paid to the Participant.

Deferral Options
----------------

Participants may defer up to one hundred percent (100%) of their Net Compensation and may elect to defer Net Compensation for one of three Deferral Periods (36, 60 or 84 months). Amounts deferred by Participants and the Company's Matching Contribution will ultimately be paid to the Participant pursuant to the Plan in the form of cash.

Participation
-------------

Enrollment in the Plan is optional. The Initial Enrollment Period will be a period of 60 days commencing January 1 of each year the Plan is made available or commencing three days after the Effective Date, whichever is later.

Changes In Elections
--------------------

The Annual Election Period is a 60 day period commencing January 1 of each year.

Representatives who become affiliated with the Company subsequent to the Initial Enrollment Period shall not be eligible to become a Participant until the next Initial Enrollment Period, if any, following the date that such Representative becomes affiliated with the Company.

Elections to increase Deferral Amounts may be made by written notice a minimum of thirty (30) days prior to the beginning of each calendar quarter and are effective on a prospective basis beginning the first Compensation Date of the next calendar quarter. A Compensation Date is the fifth business day following the first and fifteenth of each month (or such other dates the Company establishes) on which Net Compensation is paid to Representatives.

Deferral Accounts
-----------------

In accordance with the Participant's Plan elections, the Administrative Committee of the Plan will credit each Participant's Account with the amount of Cash Equivalents. A Cash Equivalent is a hypothetical cash amount.

Matching Contributions
----------------------

Depending on the Deferral Period and Deferral Amount selected by the Participant, the Company shall allocate a Matching Contribution to such Participant's Account. A Matching Contribution is an amount which the Company credits as a Cash Equivalent to a Participant's Account. Prior to any calendar year, the Company may establish a Matching Contribution for aggregate total Deferral Amounts elected by all Participants for such year.

Distributions
-------------

The distribution of each Deferral Amount and Matching Contribution will be made on the 36th, 60th or 84th month anniversary of the deferral as determined by the election in effect at the time of the deferral. The duration of such Distribution Period shall be the same number of consecutive calendar months as the Deferral Period which it immediately follows.

Rights
------

All Accounts are unfunded and paid from the Company's general assets. As general unsecured obligations, these accounts will be senior in rank to the Common Stock listed on NASDAQ-NMS. Participants maintain a position as general creditors of the Company with respect to their Accounts and will have no right to receive either the Deferral Amount or the Company's Matching Contribution until they are paid the applicable Distribution. If the Representative's affiliation with the Company terminates prior to the expiration of a Deferral Period, for reasons other than death, Disability, or attaining age 65, the Representative will forfeit all Company Matching Contributions.

The Company has obtained an opinion from Arthur Andersen LLP concluding that amounts deferred under the Plan will receive deferred tax treatment and that such amounts plus Matching Contributions will be taxable as received during the Distribution Period. In the event of a successful challenge by the IRS, the Company may choose to amend the Plan or terminate the Plan and refund all Deferral Amounts without Matching Contributions.

                              PLAN OF DISTRIBUTION

The securities offered hereby are being distributed exclusively by H.D. Vest Investment Securities, Inc., a wholly-owned subsidiary of the Company. No selling discount, commissions, or other sales charges will be received by HDVIS in connection with the sale of the securities being offered hereunder. A bona fide market exists for the Company's Common Stock as of the effective date of this prospectus and accordingly, pursuant to Schedule E of the Bylaws of the NASD, (Schedule E) no independent underwriter is being utilized by the Company in connection with this offering.

                         TRANSFER AGENT AND REGISTRAR

The Transfer Agent and registrar for the Common Stock is Harris Trust and Savings Bank, whose physical address is 1601 Elm Street, CB39 Thanksgiving Tower, Suite 2320, Dallas, Texas.

                               LEGAL PROCEEDINGS

Beginning in September 1997, claims were made and litigation was initiated against the Company or its subsidiary, H.D. Vest Investment Securities, Inc., in regard to the activities of a former Registered Representative. As of September 30, 1998, claimants sought recovery for alleged out-of-pocket losses totaling approximately, $990,000. During the three months ended December 31, 1998, additional claims of approximately $350,000 were made against the Company or H.D. Vest Investment Securities, Inc.

At September 30, 1998, the Company paid approximately $260,000 in settlement of approximately $550,000 of the pending claims and paid an additional $45,000 in settlement of an estimated $270,000 in unasserted claims. During the three months ended December 31, 1998, the Company paid approximately $592,000 to settle approximately $790,000 in pending claims and paid approximately $52,000 in settlement of an estimated $140,000 in unasserted claims. These settlements disposed of the pending litigation and pending claims related to the matter described above.


The Company is unable to determine whether additional material claims arising from this Registered Representative's conduct will be asserted against the Company or its subsidiaries. Although the Company believes that a defense to any additional claims exists, and could vigorously defend such claims if necessary, the company could be adversely impacted if additional claims rise.


In connection with the conduct of a former Registered Representative in 1992 and 1993, a group of the former Representative's clients filed a civil action suit against HDVIS and the former Registered Representative alleging violations of securities laws, fraud, conversion and related causes of action. In June 1995, the Company reimbursed the plaintiffs approximately $450,000 for out-of-pocket losses plus interest. In September

1996, an arbitration panel awarded the plaintiffs approximately $1.7 million. A fidelity bond issued in favor of HDVIS covered approximately $250,000 of the judgment. In September 1997, the Company paid the plaintiffs' award and ended the litigation.

The Company is subject to other legal proceedings and claims, which have arisen in the ordinary course of its business and have not been finally adjudicated. Management believes, based on the advice of legal counsel responsible for such matters, that these actions, when finally concluded and determined, will not have a material adverse effect upon the financial position of the Company.

                                 LEGAL MATTERS

The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Malouf Lynch Jackson & Swinson, A Professional Corporation, Dallas, Texas.

                                    EXPERTS

The opinion regarding the deferred tax treatment of amounts deferred under the Plan referred to in this prospectus and elsewhere in the Registration Statement has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to herein in reliance upon the authority of such firm as experts in giving said opinion.

The financial statements included in this prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                  Financial Statements and Supplementary Data
                  -------------------------------------------

                                     Index


                                                                      Page
                                                                      ----

For the years ended September 30, 1998, 1997, and 1996

Report of Independent Public Accountants                               F-1

Consolidated Statements of Financial                                F-2 & F-3
     Position - September 30, 1998 and 1997

Consolidated Statements of Operations -                                F-4
     Three years ended September 30, 1998,
     1997, and 1996

Consolidated Statements of Shareholders'                               F-5
     Investment - Three years ended September 30,
     1998, 1997, and 1996

Consolidated Statement of Cash Flows -                                 F-6
     Three years ended September 30,
     1998, 1997, and 1996

Notes to Consolidated Financial Statements                             F-7

For the three month periods ended December 31, 1998 and 1997

Consolidated Statements of Financial                               F-23 & F-24
     Position - December 31, 1998 (Unaudited) and
     September 30, 1998

Consolidated Statements of Operations -                                F-25
     Three months ended December 31, 1998 and
     December 31, 1997 (Unaudited)

Consolidated Statements of Cash Flows -                                F-26
     Three months ended December 31, 1998 and
     December 31, 1997 (Unaudited)

Notes to Consolidated Financial Statements (Unaudited)                 F-27

                   Report of Independent Public Accountants

To the Shareholders and Directors of H.D. Vest, Inc.:

  We have audited the accompanying consolidated statements of financial position of H.D. Vest, Inc. (a Texas Corporation) as of September 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H.D. Vest, Inc. as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.


                                        Arthur Andersen LLP


Dallas, Texas
November 17, 1998

                                H.D. VEST, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                    ASSETS



                                                    September 30,
                                              -------------------------
                                                 1998          1997
                                              -----------   -----------

Current assets:
  Cash and cash equivalents                   $ 9,204,362   $ 6,384,992
  Commissions and accounts
     receivable                                 9,201,486     6,642,200
  Current portion - notes receivable
     related parties                               97,159       590,320
  Receivable from affiliate                       138,496       142,145
  Prepaid expenses                                739,061       503,738
                                              -----------   -----------

      Total current assets                     19,380,564    14,263,395
                                              -----------   -----------

Property and equipment, net of
  accumulated depreciation
  of $2,194,457 and $1,485,366
  at September 30, 1998 and 1997,
  respectively                                  6,313,281     2,755,457
Notes receivable - related parties,
  net of current portion                          349,409     2,127,613
Intangible and other assets, net of
  accumulated amortization                      3,067,772       601,166
                                              -----------   -----------

      Total assets                            $29,111,026   $19,747,631
                                              ===========   ===========




       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                   LIABILITIES AND SHAREHOLDERS' INVESTMENT

                                                  September 30,
                                            --------------------------
                                                1998          1997
                                            ------------  ------------
Current liabilities:
  Accounts payable and accrued expenses      $ 8,629,878   $ 3,930,651
  Amounts due on clearing transactions           469,462       539,538
  Commissions payable                          4,889,130     4,738,908
                                             -----------   -----------

      Total current liabilities               13,988,470     9,209,097
                                             -----------   -----------

Obligations under capital leases,
  excluding current installments               2,506,506     1,016,257

Other noncurrent liabilities                   2,946,702     1,323,375

Unearned revenue                               1,279,410     1,150,341


Shareholders' investment:
Preferred stock, $6 par value;
  10,000,000 shares authorized,
  250,067 shares issued and outstanding
  in both 1998 and 1997                        1,500,402     1,500,402
Common stock, $.05 par value;
  100,000,000 shares authorized,
  5,423,341 outstanding at September 30,
  1998 and 1997                                  271,167       271,167
Additional paid-in capital                     5,154,934     5,113,334
Retained earnings                              1,463,435       163,658
                                             -----------   -----------

      Total shareholders' investment           8,389,938     7,048,561
                                             -----------   -----------

      Total liabilities and
        shareholders' investment             $29,111,026   $19,747,631
                                             ===========   ===========



       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                          Years Ended September 30,
                                   ----------------------------------------
                                       1998          1997          1996
                                   ------------  ------------  ------------

Revenues:
   Commissions                     $ 95,357,855   $68,736,399   $55,624,011
   Portfolio management fees         17,049,614    11,070,632     6,480,537
   Marketing and education fees       7,319,004     6,396,111     4,182,201
   Facility and service fee
     from affiliate                     493,604       538,700       416,298
   Other                              1,033,559     1,082,540       806,175
                                   ------------   -----------   -----------

    Total revenues                  121,253,636    87,824,382    67,509,222
                                   ------------   -----------   -----------

Expenses:
   Commissions                       68,152,972    48,384,293    38,254,754
   Portfolio management fees         11,263,667     7,375,367     4,109,284
   General and administrative        27,803,227    19,394,200    16,072,510
   Representative development         8,837,451     7,485,266     6,506,014
   Representative recruiting          2,231,364     1,677,594       773,909
   Interest                             294,981       222,271        96,161
                                   ------------   -----------   -----------

    Total expenses                  118,583,662    84,538,991    65,812,632
                                   ------------   -----------   -----------

Net income before state
  and federal income tax              2,669,974     3,285,391     1,696,590

Provision for state and federal
  income tax                          1,242,662     1,143,328       507,883
                                   ------------   -----------   -----------

Net income                         $  1,427,312   $ 2,142,063   $ 1,188,707
                                   ============   ===========   ===========

Net income
  per common share-basic                  $0.24         $0.37         $0.20
                                   ============   ===========   ===========

Net income
  per common share-dilutive               $0.24         $0.37         $0.20
                                   ============   ===========   ===========

Weighted average number of
 common shares outstanding            5,423,341     5,423,341     5,423,341
                                   ============   ===========   ===========



       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT

            FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997, AND 1996

                              Shares of Stock
                                Outstanding                                           Additional     Retained
                          -------------------------     Preferred       Common         Paid-in       Earnings
                           Preferred      Common          Stock          Stock         Capital       (Deficit)        Total
                          -----------   -----------    -----------    -----------    -----------    -----------    -----------

Balance at
 September 30, 1995           250,067     5,423,341     $1,500,402       $271,167     $5,080,834    $(2,912,042)    $3,940,361

Preferred Dividends              -             -              -              -              -          (127,535)      (127,535)

Net Income                       -             -              -              -              -         1,188,707      1,188,707
                          -----------   -----------    -----------    -----------    -----------    -----------    -----------

Balance at
 September 30, 1996           250,067     5,423,341      1,500,402        271,167      5,080,834     (1,850,870)     5,001,533

Capital Contribution             -             -              -              -            32,500            -           32,500

Preferred Dividends              -             -              -              -              -          (127,535)      (127,535)

Net Income                       -             -              -              -              -         2,142,063      2,142,063
                          -----------   -----------    -----------    -----------    -----------    -----------   - -----------

Balance at
 September 30, 1997           250,067     5,423,341      1,500,402        271,167      5,113,334        163,658      7,048,561


Capital Contribution             -             -              -              -            41,600            -           41,600

Preferred Dividends              -             -              -              -              -          (127,535)      (127,535)

Net Income                       -             -              -              -              -         1,427,312      1,427,312
                          -----------   -----------    -----------    -----------    -----------    -----------    -----------

Balance at
 September 30, 1998           250,067     5,423,341     $1,500,402       $271,167     $5,154,934    $ 1,463,435     $8,389,938
                          ===========   ===========    ===========    ===========    ===========    ===========    ===========

       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Years Ended September 30,
                                                                   ----------------------------------------------
                                                                       1998             1997             1996
                                                                   ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                        $  1,427,312     $  2,142,063      $  1,188,707
 Reconciliation of net income to
   net cash provided by operating activities
      Depreciation and amortization                                   1,431,617          933,014           901,093
      Loss on sale of assets                                            282,783           21,564           120,716
      Non-cash compensation expense                                      41,600           32,500                 -
      Rent abatement                                                    285,083                -                 -
      Changes in assets and liabilities
         Commissions and accounts receivable                         (2,559,286)      (2,132,781)       (1,179,550)
         Deferred tax                                                   679,586          480,370          (480,370)
         Receivable from affiliate                                        3,649          (11,865)          (31,351)
         Prepaids and other assets                                     (235,323)        (415,821)          (72,702)
         Payable to officers and directors                                    -                -          (125,006)
         Accounts payable and accrued expenses                        3,011,066       (1,727,263)        2,414,075
         Commissions payable                                            150,222        1,421,812         1,094,661
         Amounts due on clearing transactions                           (70,076)        (190,053)           60,404
         Unearned revenue                                               129,069          219,231          (109,892)
                                                                   ------------     ------------      ------------
      Net cash provided by operating
        activities                                                    4,577,302          772,771         3,780,785
                                                                   ------------     ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Costs to acquire/develop software                           (2,200,982)               -                 -
         Additions to other assets                                      (11,580)        (211,645)          (69,372)
         Purchases of property and equipment                         (2,355,885)        (988,061)         (315,179)
         Proceeds from sale of assets                                    48,670           57,850            10,000
                                                                   ------------     ------------      ------------
      Net cash used for
        investing activities                                         (4,519,777)      (1,141,856)         (374,551)
                                                                   ------------     ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Preferred stock dividends                                            (127,535)        (127,535)         (127,535)
  Advances from deferred compensation plan                            1,438,317          576,022           518,286
  Advances on notes receivable to
    related parties                                                    (485,670)        (397,804)         (463,713)
  Payments on deferred compensation plan                                (13,112)               -                 -
  Collection on notes receivable from
    related parties                                                   2,757,035          347,402           338,017
  Payments on notes payable and
    capital lease obligations                                          (807,190)        (378,854)         (319,503)
                                                                   ------------     ------------      ------------
      Net cash provided by (used for)
        financing activities                                          2,761,845           19,231           (54,448)
                                                                   ------------     ------------      ------------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                                2,819,370         (349,854)        3,351,786

CASH AND CASH EQUIVALENTS,
  beginning of year                                                   6,384,992        6,734,846         3,383,060
                                                                   ------------     ------------      ------------

CASH AND CASH EQUIVALENTS,
  end of year                                                      $  9,204,362     $  6,384,992      $  6,734,846
                                                                   ============     ============      ============

       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1) Organization and Summary of Significant Accounting Policies

(a) Organization - H.D. Vest, Inc. (the Company) is a Texas corporation formed in December 1986, to manage the various financial services divisions of the H.D. Vest Financial Services group. Through its wholly-owned subsidiaries, the Company provides financial services through tax and accounting professionals. The Company's services are designed to assist in making individual tax and accounting professionals financial service centers for their clients.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

(b) Cash and Cash Equivalents - Included in cash and cash equivalents are cash balances and highly liquid investments with an original maturity of three months or less.

(c) Commissions and Accounts Receivable - Commissions and accounts receivable is stated net of certain allowances for doubtful accounts. The allowances at September 30, 1998 and 1997 were $811,229 and $658,154, respectively.

(d) Property and Equipment and Other Assets - Property and equipment is stated at cost and is depreciated by the straight-line method using estimated useful lives ranging from five to six years. At September 30, 1998 and 1997, property and equipment consisted of:

                                              September 30,
                                        --------------------------
                                            1998          1997
                                        ------------  ------------
   Leasehold improvements               $   908,448   $   145,081
   Computer equipment                     3,089,547     1,714,334
   Furniture and fixtures                 3,697,377     1,762,492
   Telephone equipment                      812,366       618,916
    Less accumulated depreciation        (2,194,457)   (1,485,366)
                                        -----------   -----------
   Total property and equipment, net    $ 6,313,281   $ 2,755,457
                                        ===========   ===========

Other assets consists primarily of capitalized software development costs and training materials, as well as security deposits. Depreciable assets are stated at cost and are amortized by the straight-line method using an estimated useful life of five years. At September 30, 1998 and 1997, other assets and accumulated amortization are as follows:

                                    September 30,
                               ------------------------
                                   1998         1997
                               ------------  ----------
   Software Development          3,575,554     882,270
   Other assets                 $  398,764   $ 639,634
   Accumulated amortization       (906,546)   (920,738)
                                ----------   ---------
   Total other assets, net      $3,067,772   $ 601,166
                                ==========   =========

The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying amount of the asset from expected future cash flows on an undiscounted basis. If the assessment indicates that the carrying amount of the asset exceeds the undiscounted cash flows an impairment has occurred. The impairment is calculated as the total by which the carrying amount of the asset exceeds its fair value. The fair value of long-lived assets is estimated based on quoted market prices, if available, or the expected total value of cash flows, on a discounted basis.

(e) Amounts Due on Clearing Transactions - The Company remits customer funds on certain clearing transactions on a settlement date basis rather than on a trade date basis. Under the settlement date basis of remittance, the Company holds customer funds from the trade date until the time at which the trades are cleared by the product sponsor (not to exceed three business days).

(f) Revenue Recognition - Commission revenue and related commission expense are recognized on a trade date basis. The Company charges its Representatives licensing renewal processing fees. These fees are unearned until the first quarter of each fiscal year. Marketing and education fees are charged to various product wholesalers, the Company's Registered Representatives, and new licensees for Company-sponsored educational seminars and materials. Portfolio management fees represent fee-based revenues and are recognized based on the value of client investment balances during the period.

(g) Representative Development - Representative development expenses consist of incremental salaries, office expenses, telephone expenses, educational events and promotional expenses directly related to training Registered
Representatives.

(h) Representative Recruiting - Representative recruiting expenses represent the incremental costs incurred by the Company to recruit potential Registered Representatives. Recruiting expenses include certain salaries, office expenses, referral incentive programs, advertising, direct mail and telemarketing costs.

(i) Income Taxes - Deferred income taxes are provided for temporary differences between the tax basis of assets and liabilities and their financial reporting amounts. Deferred taxes are recorded based upon enacted tax rates anticipated to be in effect when the temporary differences are expected to reverse.

(j) Supplemental Cash Flow Information - Cash interest payments for the years ended September 30, 1998, 1997 and 1996 were $294,016, $222,271 and $96,161 respectively. Cash payments for federal income taxes for the years ended September 30, 1998 and 1997 were $1,187,265 and $1,463,950 respectively. During the fiscal years ended September 30, 1998, 1997 and 1996 the Company acquired assets through capital leases amounting to $3,219,053, $828,949 and $690,191, respectively.

(k) Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l) Prior Years' Statements Certain reclassifications have been made to prior years' statements in order for the amounts to be comparable with the current year presentation.

2) 401(k) Retirement Plan

In March 1993, the Company formed a 401(k) retirement plan for eligible employees. To be eligible for the plan an employee must be employed on a continuous full-time basis for one year and work a minimum of 40 hours per week. The Company matches contributions made by employees at a rate of 20 cents for each dollar contributed, up to an annual limit of $1,848 per employee. Company contributions to the plan for the fiscal years ended September 30, 1998, 1997 and 1996 were $106,042, $87,776 and $55,077, respectively.

3)  Financing Arrangements

In September 1997, the Company entered into a lease line of credit with a bank under which the Company may finance leases up to an arrangement amount of $2,000,000. Each lease will have a maturity of no greater than 5 years and will require level monthly principal and interest payments set in accordance with the bank's lease matrix, as defined. The collateral for each lease will be the equipment it finances.

In February 1998, the Company also renewed its line of credit with a bank for $500,000. The line bears interest, payable monthly, at prime plus 1% (9.25% as of September 30, 1998). Additionally, the Company's two largest shareholders have pledged a portion of their holdings as collateral for the line. The line of credit is intended for working capital purposes and expires February 1, 1999. At September 30, 1998, no amount had been drawn against the line.

4)  Earnings Per Share

Basic earnings per share (basic EPS) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. The number of shares used to compute basic EPS for the years ended September 30, 1998 and 1997 was 5,423,341. Diluted earnings per share (diluted EPS) is computed similarly to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential dilutive common shares had been issued. The number of shares used to compute diluted EPS for the years ended September 30, 1998 and 1997 were 5,537,762 and 5,442,949, respectively.

Options to purchase 49,948 shares of common stock at $8.50 per share were outstanding during the years ended September 30, 1998 and 1997. These options were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of outstanding common shares.

There were 250,067 shares of convertible preferred stock outstanding during the year ended September 30, 1998 and 1997 not included in the computation of diluted EPS because the conversion had an anti-dilutive effect on EPS.

5)  Commitments and Contingencies

(a) Leases - The Company leases its office space and certain office equipment under lease agreements, which qualify as operating leases. The Company also leases certain office equipment under certain lease agreements, which qualify as capital leases. At September 30, 1998 and 1997 the capitalized basis of the leases included in property and equipment was approximately $5,136,889 and $1,592,226 and accumulated amortization applicable to the leased equipment was approximately $1,288,933 and $903,144, respectively.

In August 1997, the Company entered into a ten year operating lease agreement for new office space of approximately 80,000 square feet in a new facility in Irving, Texas. In January 1998 the Company moved its corporate headquarters to the new office space.

Future minimum lease payments under operating lease commitments with initial or noncancellable terms in excess of one year and under capital lease obligations as of September 30, 1998, are as follows:

                                      Capital     Operating
                                       Leases      Leases
                                     ----------  -----------
Year ended September 30:
       1999                          $1,425,831  $ 2,233,363
       2000                           1,112,700    1,988,810
       2001                             791,902    1,908,218
       2002                             671,829    1,896,105
       2003-thereafter                  179,128    9,468,815
                                     ----------  -----------

Total minimum lease payments          4,181,390  $17,495,311
                                                 ===========
Less amount representing interest       544,964
                                     ----------
Present value of net minimum
   capital lease payments             3,636,426
Less current installments
   included in accounts payable       1,129,920
                                     ----------
Obligations under capital
   leases, excluding current
   installments                      $2,506,506
                                     ==========


Rent expense for the years ended September 30, 1998, 1997 and 1996 was approximately $2,149,893, $796,991 and $667,126, respectively.

(b) Litigation and Contingencies - Beginning in September 1997, claims were made against the Company or its subsidiary in regard to the activities of a former Registered Representative. As of September 30, 1998 the claimants sought recovery for alleged out-of-pocket losses totaling approximately, $990,000. As of September 30, 1998, the Company or the subsidiary has paid approximately $260,000 in settlement of approximately $550,000 of the alleged out-of-pocket losses.

At September 30, 1998, the Company or its subsidiary has accrued approximately, $560,000 for the estimated settlement costs and additional legal expenses anticipated to be incurred related to these claims.

Subsequent to September 30, 1998 additional claims of approximately $350,000 were made against the Company or its subsidiary. Additionally, subsequent to September 30, 1998 the Company or its subsidiary paid approximately $280,000 to settle approximately $450,000 in remaining claims.

In connection with the same matter, and in order to avoid potential claims and litigation, the Company paid approximately $45,000 during fiscal 1998 to individuals with potential claims estimated to be approximately $270,000. Subsequent to September 30, 1998 the Company or its subsidiary paid approximately $52,000 to individuals with potential claims estimated to be approximately $140,000.

Subsequent to November 17, 1998, the Company or its subsidiary paid approximately $312,000 to settle approximately $340,000 of asserted claims. These settlements disposed of the pending litigation and claims related to the matter described above.

The Company is currently unable to determine the likelihood that additional material claims arising from this Registered Representative's conduct will be made. Although the Company believes that a defense to any additional claims exists, and could vigorously defend such claims if necessary, a negative result in multiple claims could have a material adverse impact on the Company.

In September 1997, the Company received notice of two claims by purchasers of investments against H.D. Vest Investment Securities, Inc. in regard to the activities of a former Registered Representative. It is unknown whether these claims, which together total approximately $800,000, will proceed to litigation. The Company believes it has a defense against these claims and intends to vigorously defend any lawsuit filed as a result of the claims. The Company is currently unable to determine the likelihood that additional material claims arising from the Registered Representative's conduct will be made.

Although the Company believes that a defense to any additional claims exists, and intends to vigorously defend such claims as necessary, a negative result in multiple claims could have a material adverse impact on the Company.

In July 1995, H.D. Vest Investment Securities, Inc. and the Securities and Exchange Commission entered into a settlement agreement with regards to an on-going investigation concerning a former Registered Representative. Pursuant to the settlement agreement, HDVIS (i) paid a monetary sanction of $50,000 and (ii) agreed to modify its supervisory and compliance procedures.

In connection with this matter, a group of the former Representative's clients filed a civil action suit against HDVIS and the former Registered Representative alleging violations of securities laws, fraud, conversion and related causes of action. In June 1995, the Company reimbursed the plaintiffs approximately $450,000 for out-of-pocket losses plus interest. In September 1996, an arbitration panel awarded the plaintiffs approximately $1.7 million. A fidelity bond issued in favor of HDVIS covered approximately $250,000 of the judgement. In September 1997, the Company paid the plaintiffs' award and ended the litigation.

The Company is subject to other legal proceedings and claims, which have arisen in the ordinary course of its business and have not been finally adjudicated. Management believes, based on the advice of legal counsel responsible for such matters, that these actions, when finally concluded and determined, will not have a material adverse effect upon the financial position of the Company.

6) Shareholders' Investment

In September 1991, the Company issued 166,667 shares of non-voting Series A Convertible Preferred Stock at a price of $6.00 in exchange for $1,000,002 in principal amount on a note payable to a financial services company. The Company issued an additional 83,400 shares on non-voting Series A Preferred Stock at a price of $6.00 in exchange for $500,400 in cash to a second financial services company. The Company's preferred stock pays a dividend at an annual rate of 8.5% and is payable quarterly. The preferred stock is callable by the Company and convertible by the preferred stockholder based on terms detailed in the offering agreement. During each of fiscal 1998, 1997, and 1996, dividends of $127,535 ($0.51 per share) were declared and paid.

In August 1997, Herb D. Vest, principal common shareholder, purchased 166,667 shares of the Company's outstanding non-voting Series A Convertible Preferred Stock in a private transaction.

7) Net Capital Requirements

The Company's main operating subsidiary, H.D. Vest Investment Securities, Inc., is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Minimum net capital can never be lower than $250,000 or 6 2/3% of aggregate indebtedness, whichever is greater. HDVIS had net capital, required net capital, and excess net capital for the years ended September 30, 1998, 1997 and 1996 as follows:

                                  1998           1997           1996
                               ----------     ----------     ----------
Net capital                    $2,134,772     $1,992,987     $1,409,407
Required net capital              407,842        381,470        392,490
                               ----------     ----------     ----------

Excess net capital             $1,726,930     $1,611,517     $1,016,917
                               ==========     ==========     ==========

8) Related-Party Transactions

The Company has an agreement with Herb D. Vest (principal common shareholder) for management services to the Company. The agreement with Herb D. Vest provides for a management fee per year including an annual bonus based on the Company's performance related to revenue and net income goals, additions of Company U4's and Fee Based Assets under Management, as established by the Board of Directors. Effective January 1, 1997, the Company increased the annual management fee due to Mr. Vest to $900,000 from $750,000. The 38% increase in the Company's revenues combined with positive earnings after consideration of the bonus, as well as the other factors used to determine the bonus resulted in the payment of $2,340,148 bonus under the plan in fiscal 1998. The Company paid bonuses of $1,869,497 in fiscal 1997 and $1,500,000 in fiscal 1996. Management fees under these agreements were $3,240,148, $2,731,997 and $2,187,500 for the years ended September 30, 1998, 1997 and 1996, respectively.

The Company has an agreement to provide Herb D. Vest a revolving line of credit in an amount not to exceed $2,000,000, collateralized by Mr. Vest's unrestricted Company common stock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. Under the agreement interest accrues on unpaid principal balances at a rate of 11%. As of September 30, 1998, Herb D. Vest had reduced to zero the outstanding principal balance, together with the accrued interest, of his revolving line of credit from the Company.

The Company also had a consulting agreement with Ms. Barbara Vest through October 1996. In November 1996, Ms. Vest was employed by the Company as its Representative Relations Director, thereby terminating her consulting contract. Amounts paid to Ms. Vest during the years ended September 30, 1998, 1997, and 1996, under these arrangements were approximately $325,000, $300,000, and $200,000, respectively.

The Company has an agreement to provide Barbara Vest a revolving line of credit in an amount not to exceed $700,000, collateralized by Ms. Vest's unrestricted Company common stock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. Under the agreement, interest accrues on unpaid principal balances at a rate of 11%. At September 30, 1998, Ms. Vest had drawn $407,643 in principal against the line of credit. As of September 30, 1998, the Company has recorded $38,925 of accrued interest on this line of credit.

H.D. Vest Insurance Services (HDVIns) is a sole proprietorship owned by Herb D. Vest. HDVIns general insurance agency appoints Representatives with various insurance companies to enable them to sell insurance products to their clients. The Company, in accordance with the terms of a facilities and services agreement, provides certain management and other services to HDVIns and is paid a fee for these services. The value of these services for fiscal year ended 1997 has been determined based on the prorata portion of certain relevant expenses as a percentage of HDVIns revenues to total consolidated revenues. To the extent the Company renders services to HDVIns for which it is not compensated, such action could constitute a conflict of interest since Mr. Vest is both the principal common shareholder and Chairman of the Board of Directors of the Company. The services provided to HDVIns by the Company are summarized below.

Management, accounting, referral data base, client tracking services, solicitation, tracking of renewal policies of insurance, collection of premiums and commissions, processing of insurance transactions, payment of salaries and other expenses, cost of recruiting, training and reporting to agents and other services as deemed appropriate by the Company. In accordance with this agreement the Company has charged HDVIns $493,604, $538,700 and $416,298 for the years ended September 30, 1998, 1997, and 1996 respectively, for management services rendered. As of September 30, 1998, the Company had a receivable of approximately $138,496 from HDVIns.

In March 1997, Herb D. Vest, principal common shareholder, purchased options to acquire 150,000 shares of common stock with an exercise price of $5.00 from two former executive officers in a private transaction. In June 1998, Herb D. Vest, principal common shareholder, purchased options to acquire 64,000 shares of the Company's restricted common stock with exercise prices between $2.38 and $7.63 from two directors of the Company's Board of Directors. Generally accepted accounting principles require that equity transactions of this type involving an entity's principal shareholder be recorded on the entity's financial statements. Accordingly, the Company has recorded a capital contribution, net of tax effect, and expense of a like amount to reflect this transaction.

In August 1997, Herb D. Vest, principal common shareholder, purchased 166,667 shares of the Company's outstanding non-voting Series A Convertible Preferred Stock in a private transaction.

9)   Income Taxes

Income tax expense consisted of the following components:
                                               September 30,
                           ---------------------------------------------------
                              1998                1997                 1996
                           ----------          ----------           ----------
 Current:
      Federal              $  433,801          $  407,628           $ 692,741
      State                   129,275             255,330             295,512

 Deferred:
      Federal                 643,619             411,458            (411,458)
      State                    35,967              68,912             (68,912)
                           ----------          ----------           ---------
                           $1,242,662          $1,143,328           $ 507,883
                           ==========          ==========           =========

The effective income tax rate differs from the statutory federal income tax rate for the following reasons:

                                               September 30,
                           ---------------------------------------------------
                              1998                 1997                 1996
                              ----                 ----                 ----
Statutory rate                34.0%                34.0%                34.0%
State taxes, net of
   federal                     7.5                  9.9                 13.4
Other                          5.1                 (9.1)                10.2
Alternative minimum
   taxes                         -                    -                 (5.9)
Reversal of deferred
   tax asset valuation
   allowance                     -                    -                 (6.0)
Utilization of net
   operating loss
   carryforward                  -                    -                (15.8)
                           ---------------------------------------------------
Effective rate                46.6%                34.8%                29.9%
                           ====================================================


The following table presents the components of the net deferred tax liability:

                                          Deferred
                            October 1,    Expense       September 30,
                               1997      (Benefit)          1998
                            -----------  ----------    --------------

Research and development             -     779,070        (779,070)
Depreciation                  (149,318)     66,167        (215,485)
Unearned revenue                     -     (82,557)         82,557
Other                          149,318     (83,094)        232,412
                            ----------    --------       ---------

Net deferred tax
   liability                 $       -    $679,586       $(679,586)
                            ==========    ========       =========

The deferred tax liability is included in other noncurrent liabilities in the financial statements.

10)  Stock Option Plans

In fiscal 1997, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company adopted the disclosure provisions of SFAS No. 123. The Company continues to apply the accounting provisions of APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations to account for stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

The Company has a Nonqualified Stock Option Plan (the Nonqualified Plan). The Nonqualified Plan is for all employees, as defined in the Nonqualified Plan, and the Company has reserved 800,000 shares of common stock for this plan. As of September 30, 1998, 299,948 options are outstanding under the Nonqualified Plan.

In November 1992, the Company resolved that the independent directors are to receive stock options for 2,000 shares of common stock to be exercisable at the price of the common stock on the date of issuance and to be issued quarterly to the independent directors. During June 1998, the Board of Directors resolved to eliminate the stock options for the independent directors. At September 30, 1998, 76,000 options were outstanding. During June 1998, Mr. Vest purchased 64,000 of these options from two independent directors.

A summary of the status of the Company's outstanding stock options as of September 30, 1998, 1997, and 1996 and changes during the years then ended are as follows:

                          1998                 1997                1996
                          ----                 ----                ----
------------------------------------------------------------------------------
                             Exercise             Exercise            Exercise
                     Shares  Price (1)    Shares  Price (1)   Shares  Price (1)
                     ------  --------     ------  --------    ------  --------
------------------------------------------------------------------------------
Outstanding at
beginning of year   378,306    $5.23     362,306    $5.25    470,450    $5.63
Granted               8,000     6.26      16,000     4.74     16,000     3.19
Exercised                 -        -           -        -          -        -
Expired and
cancelled              (358)       -           -        -   (124,144)    6.39
Outstanding at
end of year         385,948     5.25     378,306     5.23    362,306     5.25
Exercisable at
end of year         385,948     5.25     328,000     4.73     62,000     3.62
Fair value of
options granted       $4.93                $3.82               $2.60
------------------------------------------------------------------------------
1)  weighted average per option granted.

The 385,948 options outstanding as of September 30, 1998 have exercise prices between $2.38 and $8.50, with a weighted average exercise price of $5.25 and a weighted average remaining contractual life of 10 years. All of these options are exercisable as of September 30, 1998.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998 and 1997 for both the Nonqualified Plan and Directors Plan.

                                         1998            1997
                                        ------          ------
Risk free interest rate                  5.86%           6.50%
Expected dividend yields                    -               -
Expected lives in years                    10              10
Expected volatility                     66.77%          70.17%

Had compensation costs been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been recorded in the following pro forma amounts:

                                          1998            1997
                                       ----------      ----------
Net income - as reported               $1,427,312      $2,142,063
Net income  pro forma                   1,387,872       2,127,088
Earnings per share  as reported               .24             .37
Earnings per share  pro forma                 .23             .37

Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


11)  Deferred Compensation Plan

In July 1995 the Company began accepting contributions to the Deferred Compensation Plan (the Plan) for its Representatives. Pursuant to the Plan, Representatives may forego current compensation, thus postponing recognition of income otherwise currently taxable, and subsequently receive the deferred compensation plus a Company matching contribution as defined in the Plan.

Amounts deferred as of September 30, 1998 and 1997 were $2,385,178 and $1,167,165, respectively, and are included in other noncurrent liabilities and accrued expenses. As of September 30, 1998 the Company had paid $10,458 to participants representing deferred amounts and $2,654 representing matching contributions.

Matching contributions of amounts deferred under the Plan must be accrued as additional commission expense on a straight-line basis from the period deferred until the Representative is paid the deferral amount and matching contribution. Accordingly, participation in the Plan by Representatives will have the effect of increasing commission expense in the years in which commissions are earned and deferred by participants. Such increases in commission expense will have an adverse effect on the net income of the Company. To the extent that Representatives elect to defer receipt of compensation under the Plan, such compensation will ultimately be paid to the participant in the form of cash. Matching contributions accrued as of September 30, 1998 and 1997 approximated $364,913 and $156,200, respectively, and are included in other noncurrent liabilities.

12)  Subsequent Events (Unaudited)

Subsequent to November 17, 1998, the Company or its subsidiary paid approximately $312,000 to settle approximately $340,000 of asserted claims. These settlements disposed of the pending litigation and claims discussed above in Note 5(b).

                                H.D. VEST, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                    ASSETS


                                         December 31,  September 30,
                                            1998           1998
                                         (Unaudited)
                                         -----------   -------------

Current assets:
  Cash and cash equivalents              $ 8,106,422    $ 9,204,362
  Commissions and accounts
    receivable                             7,841,802      9,201,486
  Notes receivable-
    related parties                                -         97,159
  Receivable from affiliate                  230,813        138,496
  Prepaid and other assets                   683,033        739,061
                                         -----------    -----------

    Total current assets                  16,862,070     19,380,564
                                         -----------    -----------

Property and equipment, net
  of accumulated depreciation
  of $2,623,288 at December 31,
  1998 and $2,194,457 at
  September 30, 1998                       6,677,324      6,313,281

Notes receivable - related parties,
 net of current portion                            -        349,409

Intangible and other assets, net
  of accumulated amortization of
  $989,434 at December 31,
  1998 and $906,545 at
  September 30, 1998                       3,022,178      3,067,772
                                         -----------    -----------

                                         $26,561,572    $29,111,026
                                         ===========    ===========



       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                   LIABILITIES AND SHAREHOLDERS' INVESTMENT


                                        December 31,  September 30,
                                           1998            1998
                                        (Unaudited)
                                        -----------    -----------

Current liabilities:
  Accounts payable and accrued
    expenses                            $ 5,866,860    $ 8,629,878
  Amounts due on clearing
    transactions                            141,439        469,462
  Commissions payable                     6,316,277      4,889,130
                                        -----------    -----------

    Total current liabilities            12,324,576     13,988,470
                                        -----------    -----------

Obligations under capital leases,
  excluding current installments          2,343,684      2,506,506

Other noncurrent liabilities              3,309,132      2,946,702

Unearned revenues                            46,772      1,279,410

Shareholders' investment:
  Preferred stock, $6 par value;
   250,067 shares outstanding             1,500,402      1,500,402
  Common stock, $.05 par value;
   100,000,000 shares authorized;
   5,423,341 issued and outstanding         271,167        271,167
  Additional paid-in capital              5,154,934      5,154,934
  Retained earnings                       1,610,905      1,463,435
                                        -----------    -----------

    Total shareholders' investment        8,537,408      8,389,938
                                        -----------    -----------

                                        $26,561,572    $29,111,026
                                        ===========    ===========



       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                         Three Months Ended December 31,
                                         -------------------------------
                                              1998             1997
                                           -----------     -----------

Revenues:
  Commissions                              $25,680,480     $19,369,498
  Portfolio management fees                  4,719,528       3,613,388
  Marketing and education fees               3,693,435       3,191,410
  Facility and service fee from
    affiliate                                  170,628         346,650
  Interest and other                           271,316         265,066
                                           -----------     -----------

    Total revenues                          34,535,387      26,786,012
                                           -----------     -----------

Expenses:
  Commissions                               19,112,178      13,641,029
  Portfolio management fees                  3,288,635       2,340,369
  General and administrative                 8,438,458       6,995,989
  Representative development                 2,673,353       2,419,504
  Representative recruiting                    613,464         470,742
  Interest                                      94,642          38,507
                                           -----------     -----------

    Total expenses                          34,220,730      25,906,140
                                           -----------     -----------

Income before taxes                            314,657         879,872

Income taxes                                   135,303         313,014
                                           -----------     -----------

    Net income                             $   179,354     $   566,858
                                           ===========     ===========

Net income per common share-basic                $0.03           $0.10
                                           ===========     ===========

Net income per common share-diluted              $0.03           $0.10
                                           ===========     ===========

Weighted average number of
  common shares outstanding                  5,423,341       5,423,341
                                           ===========     ===========



       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                Three Months Ended December 31,
                                                -------------------------------
                                                     1998             1997
                                                  -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                      $   179,354      $   566,858
  Noncash items included in income:
    Depreciation and amortization                     511,750          250,954
    Loss on disposal of assets                            937           38,072
  Changes in assets and liabilities:
    Commissions and accounts receivable             1,359,684          376,201
    Receivable from affiliate                         (92,317)        (276,067)
    Prepaid and other assets                           56,028          (67,881)
    Payable to officers and directors                       -           63,939
    Amounts due on clearing transactions             (328,023)         (76,699)
    Accounts payable and accrued expenses          (2,780,225)        (136,200)
    Commissions payable                             1,427,147         (196,520)
    Unearned revenues                              (1,232,638)      (1,038,026)
                                                  -----------      -----------
  Net cash used for operating activities             (898,303)        (495,369)
                                                  -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                (104,212)         (71,524)
  Proceeds from sale of assets                              -            5,317
  Costs to acquire/develop software                  (564,816)        (564,613)
  Additions to other assets                           (37,294)         (82,512)
                                                  -----------      -----------
  Net cash used for investing activities             (706,322)        (713,332)
                                                  -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Preferred stock dividends                           (31,884)         (31,884)
  Proceeds from deferred compensation plan            379,755          235,482
  Payments on deferred compensation plan              (20,211)               -
  Advances on notes receivable
   -related parties                                         -         (421,653)
  Payments received on notes receivable
   -related parties                                   446,568          646,199
  Payments on capital lease
   obligations                                       (267,543)        (559,250)
                                                  -----------      -----------
  Net cash provided by (used for)
   financing activities                               506,685         (131,106)
                                                  -----------      -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS          (1,097,940)      (1,339,807)

CASH AND CASH EQUIVALENTS,b
 September 30, 1998 and 1997                        9,204,362        6,384,992
                                                  -----------      -----------

CASH AND CASH EQUIVALENTS,
December 31, 1998 and 1997                        $ 8,106,422       $ 5,045,185
                                                  ===========       ===========



      The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

1)   Basis of Financial Statements

The accompanying unaudited consolidated financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X, "Interim Financial Statements," and accordingly do not include all information and footnotes required under generally accepted accounting principles for complete financial statements. The financial statements have been prepared in conformity with the accounting principles and practices as disclosed in the Company's annual report on Form 10-K/A for the year ended September 30, 1998. In the opinion of management, these interim financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of December 31, 1998 and September 30, 1998, the results of operations for the three month periods ended December 31, 1998 and 1997 and the cash flows for the three month periods ended December 31, 1998 and 1997. Results of operations for the interim period ended December 31, 1998, are not necessarily indicative of the results that may be expected for the year ended September 30, 1999. For additional information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-K/A for the year ended September 30, 1998.

Certain reclassifications have been made to prior years' statements in order for the amounts to be comparable with the current year presentation.

2)   Related-Party Transactions

In December 1998, Barbara Vest, Director of Representative Relations, reduced to zero the outstanding principal balance, together with the accrued interest, of her revolving line of credit from the Company. At December 31, 1998, Ms. Vest had no outstanding principal or accrued interest due on this line.

On December 31, 1998, Herb D. Vest, Chief Executive Officer and principle common shareholder, entered into an agreement to purchase 83,400 shares of the Company's outstanding Non-voting Series A Convertible Preferred Stock in a private transaction. This transaction was completed on January 7, 1999. As a result of this transaction, Herb D. Vest now owns 250,067 shares of the Company's Non-voting Series A Convertible Preferred Stock.

3)   Earnings Per Share

Basic earnings per share (basic EPS) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. The number of shares used to compute basic EPS for the three months ended December 31, 1998 and 1997 was 5,423,341. Diluted earnings per share (diluted
EPS) is computed similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential dilutive common shares had been issued. The number of shares used to compute diluted EPS for the three months ended December 31, 1998 and 1997 were 5,711,674 and 5,448,798, respectively.

Options to purchase 53,948 shares of common stock at prices ranging from $7.63 to $8.50 per share were outstanding during the three months ended December 31, 1998. Options to purchase 95,454 shares of common stock at $8.50 per share were outstanding during the three months ended December 31, 1997 and December 31, 1998. These options were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of outstanding common shares.

There were 250,067 shares of Non-voting Series A Convertible Preferred Stock outstanding during the three months ended December 31, 1998 that were included in the number of shares used to compute diluted EPS for the period. The 250,067 shares of Non-voting Series A Convertible Preferred Stock were not included in the computation of diluted EPS for the three months ended December 31, 1997 because the conversion had an anti-dilutive effect on EPS.

4)   Commitments and Contingencies

Beginning in September 1997, claims were made and litigation was initiated against the Company or its subsidiary, H.D. Vest Investment Securities, Inc., in regard to the activities of a former Registered Representative. As of September 30, 1998, claimants sought recovery for alleged out-of-pocket losses totaling approximately $990,000. During the three months ended December 31, 1998, additional claims of approximately $350,000 were made against the Company or H.D. Vest Investment Securities, Inc.

As of September 30, 1998, the Company paid approximately $260,000 in settlement of approximately $550,000 of the pending claims, and paid an additional $45,000 in settlement of an estimated $270,000 in unasserted claims. During the three months ended December 31, 1998, the Company paid approximately $592,000 to settle approximately

$790,000 in pending claims, and paid approximately $52,000 in settlement of an estimated $140,000 in unasserted claims. These settlements disposed of the pending litigation and pending claims related to the matter described above.

The Company is unable to determine whether additional material claims arising from this Registered Representative's conduct will be asserted against the Company or its subsidiaries. Although the Company believes that a defense to any additional claims exists, and could vigorously defend such claims if necessary, the Company could be adversely impacted if additional claims arise.

The Company is subject to other legal proceedings and claims, which have arisen in the ordinary course of its business and have not been finally adjudicated. Management believes, based on the advice of legal counsel responsible for such matters, that these actions, when finally concluded and determined, will not have a material adverse effect upon the financial position of the Company.

--------------------------------------------------------------------------------
No dealer, salesman or other person has been authorized in connection with this offering to give any information or to make any representation other than that as contained in this Prospectus and if given or made such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation in any State or other jurisdictions to any person to whom it is unlawful to make such an offer or solicitation in such State or jurisdiction.
--------------------------------------------------------------------------------


                     ------------------------------------
                       Deferred Compensation Plan Units


                                H.D. Vest, Inc.



                     ------------------------------------

                         Offering Price:  Market Value

                     ------------------------------------



                               -----------------

                                  Prospectus

                               -----------------


                                 March 2, 1999


                     ------------------------------------
                             H.D. Vest Investments
                               Securities, Inc.
                         6333 North State Highway 161
                             Irving, Texas  75038
                                (972) 870-6000
                     ------------------------------------

                                H.D. VEST, INC.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses Of Issuance And Distribution (estimated).
------------------------------------------------------------------

     a.  SEC and NASD Filing Fee.....................  $  10,000
     b.  Blue Sky Fees and Expenses..................      3,000
     c.  Printing and Engraving Costs................     10,000
     d.  Legal Fees..................................    102,000
     e.  Accounting Fees.............................    100,000
     f.  Miscellaneous...............................     25,000
                                                       ---------
         Total.......................................  $ 250,000

Item 14.  Indemnification Of Directors And Officers.
----------------------------------------------------

The By-Laws of the Company and each of its subsidiaries contain provisions which provide for the indemnification of directors, officers, and other employees or agents of the Company properly appointed to serve in an official capacity who, while acting in good faith, in the best interests of the Company and within the scope of their offices, are or are threatened to be named a defendant or respondent in a civil or criminal action. The extent of the indemnification is limited to judgements, penalties, fines, settlements and reasonable expenses actually incurred.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.  Recent Sales Of Unregistered Securities.
--------------------------------------------------

The Company issued 166,667 shares of Series A Preferred Stock at a price of $6.00 in exchange for $1,000,002 in principal amount on the note held by Kemper Financial Services, Inc. This transaction was completed pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 30, 1991. In August of 1997, Herb D. Vest, principal common shareholder, acquired these shares in a private transaction.

The Company sold 83,400 shares of Series A Preferred Stock at a price of $6.00 per share to Oppenheimer Management Corp. This sale was effected pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 24, 1991.

The Company issued 22,800 shares of Common Stock, to certain officers of the Company, as compensation for services to the

Company through March 31, 1991. These shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933 at a basis of $5.00 per share.

The Company sold Common Stock through a private offering under Regulation D and
Section 4(2) of the Securities Act of 1933. This Stock, therefore, has restrictions on the ability to sell it for the next two (2) years. It was sold to 14 accredited investors (as defined in the Securities Act of 1933 Section 2(15)) and 34 unaccredited investors. The private offering was closed out on May 15, 1987, with a total of 113,600 shares sold at $5.00 per share net proceeds to the Company. The shares were sold through the assistance of HDVIS licensed registered Representatives and other registered selling agents.

At the initial capitalization of the Company, each outstanding share of HDVIS was exchanged for four shares of the Company. The creation of the Company was necessary in order to expand the services offered by the Company to its Representatives.

Item 16.  Exhibits
------------------

   3.1   Articles of Incorporation and By-Laws (1)
   3.2 First Articles of Amendment to the Articles of Incorporation of H.D. Vest, Inc. (1)
   3.3   Second Articles of Amendment of Articles of Incorporation of H.D.
         Vest, Inc. (1)
   5.    Opinion Regarding Legality (1)
  22.    List of Subsidiaries (1)
  24.1   Consent of Arthur Andersen LLP (2)
  28.1   Specimen Common Stock Certificate (1)
  28.2   Registered Representative Sales Agreement (1)
  28.3   B Warrant Certificates (1)
  28.4   B Warrant Agreements (1)
  28.5   Non-Qualified Stock Option Plan (1)
  28.6   Facilities and Services Agreement with H.D. Vest Insurance Services (1)
  28.7   Representative's Warrants to Purchase Common Stock (1)
  28.8   Management Agreement with Herb D. Vest (1)
  28.9   H.D. Vest Representatives Deferred Compensation Plan (1)
  28.10 Opinion of Arthur Andersen, LLP regarding Federal Income Tax Consequences (1)
  28.11  Agreement for Line of Credit with Herb Vest and Barbara Vest (1)

(1) Previously filed.
(2) Amended herewith.
(3) New Exhibit.

Item 17.  Undertakings
----------------------

Subject to the terms and conditions of Section 15 (d) of the Securities and Exchange Act of 1934, the undersigned Registrant undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, (i) to include any prospectus required by section 10(a)
(3) of the Securities Act of 1933, (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; (4) and agrees that each such post-effective amendment will comply with the applicable forms and rules and regulations in effect at the time such post-effective amendment is filed; (5) and agrees that, in the event it enters into any arrangements with third parties on terms differing from those set forth herein, it will promptly file an appropriate post-effective amendment setting forth the pertinent information.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                H.D. VEST, INC.
                                ---------------
                                 (Registrant)


Date:  March 1, 1999                By:s/     Herb D. Vest
                                       ---------------------------
                                              Herb D. Vest
                                       Chairman of the Board and
                                        Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By:s/    Herb D. Vest                     By:s/       Barbara Vest
   ------------------------------            --------------------------------
         Herb D. Vest                                 Barbara Vest
Chairman of the Board, President                        Director
  and Chief Executive Officer


By:s/  Kenneth E. Reynolds                By:s/      Jack B. Strong
   ------------------------------            --------------------------------
       Kenneth E. Reynolds                           Jack B. Strong
            Director                                    Director


By:s/    Jerry M. Prater                  By:s/    Phillip W. Mayer
   ------------------------------            --------------------------------
         Jerry M. Prater                           Phillip W. Mayer
            Director                                   Director


By:s/   Kenneth R. Petree                 By:s/ Wesley Ted Sinclair
   ------------------------------            --------------------------------
       Kenneth R. Petree                        Wesley Ted Sinclair
           Director                             Vice President and
                                                Chief Financial Officer
                                                (Principal Financial
                                                and Accounting Officer)